Exhibit 10.35

LEASE DEED

THIS LEASE DEED (‘Lease Deed’) is made at Chennai on this 26 day of May 2011.

BY AND BETWEEN

M/s DLF Assets Private Limited, a Company incorporated under the Companies Act, 1956 and having its registered office at 1-E, Jhandewalan Extension, Naaz Cinema Complex, New Delhi — 110 055 (hereinafter referred to as “THE LESSOR” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) acting through its signatory, Mr. A.C. Sachdev authorized vide Board Resolution dated 16.04.2009 of the First Part.

AND

M/s Virtusa Software Services Pvt. Ltd., a company incorporated under the CompaniesAct, 1956, and presently having its office in India at 1st Floor, 5th Block, DLF IT Park —SEZ, 1/124 Mount Poonamallee Road, Manapakkam, Chennai — 600089 (hereinafter referred to as ‘THE LESSEE’ which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include M/s Virtusa Software Services Pvt. Ltd. and its successors) having Permanent Account Number AACCV6856G and Tax Deduction and Collection Account Number CHEV08944F, acting through its authorized signatory Mr. Neeraj Dutt vide Board Resolution dated 24th December, 2010 of the Second Part.

(Both THE LESSOR and THE LESSEE are collectively referred to as “the Parties”).

A.                                   WHEREAS DLF Info City Developers (Chennai) Limited, as owners of the said Plot described in Annexure III (a) of this Lease Deed, has been granted approval for and notified as Developers at SEZ situated at Chennai (SEZ unit) vide notification F-2/124/2006-SEZ dated 16th November, 2006 and approval letter No. F-2/124/2005- EPZ dated 22nd June, 2006.

B.                                     AND WHEREAS subsequently DLF Info City Developers (Chennai) Limited has executed Co-Development Agreement dated 29th November, 2006 for the purpose of development of the said SEZ unit with THE LESSOR as well as a perpetual lease of the said Plot in favour of THE LESSOR.

C.                                     AND WHEREAS the Govt. of India, Ministry of Commerce and Industry, Department of Commerce, SEZ Section vide their letter No. F 2 / 124 / 2005 — EPZ dated 14th February, 2007 has also approved THE LESSOR as a Co-Developer of the said SEZ unit.

D.                                    AND WHEREAS THE LESSOR is constructing multi-storeyed buildings comprising of approx. 10 blocks with basements and named as ‘DLF IT Park @ Chennai’ (hereinafter referred to as the “said Complex”) in accordance with the building plans as shall be approved by the Chennai Metropolitan Development Authority (CMDA) or from such other authorities as may be needed to form the same as a Special Economic Zone under the rules framed by the Government of India from time to time for its approval.

E.                                      AND WHEREAS THE LESSOR is seized and possessed of the said Plot and the buildings to be constructed thereon, as per the Master Plan to be approved by the Chennai Metropolitan Development Authority (CMDA) and such other authorities as may be required and THE LESSOR being competent to lease office spaces in the said Complex on the said Plot has agreed to give on lease, office space in Block 10 (hereinafter referred to as the “said Building”) as per detailed terms stipulated in this Lease Deed and Annexures from I to XIII forming part of this Lease Deed.

F.                                      AND WHEREAS THE LESSEE being in need of premises approximately 49,974 sq. ft. (approx. 4642.688 sq. mtrs.) in Block 10 (hereinafter referred to as the “Demised Premises”) to house its offices, has sought from THE LESSOR a lease of the office space in the said Building being constructed in the said Complex having a total area admeasuring approx. 7,039,168 sq. ft. more or less at site as described in Annexure III, from the Lease Commencement Date, as per the terms stipulated herein.

G.                                     AND WHEREAS based on the above representations made by THE LESSOR and after due inspection and verification of the said Plot, said Building, ownership record of the said Plot, building and other documents relating to the title, competency and all other relevant details, THE LESSEE is satisfied in all respects with regard to the right, title and authority of THE LESSOR to enter into this Lease Deed.

H.                                    AND WHEREAS THE LESSOR when permits THE LESSEE to carry out the interiorworks in the Demised Premises, THE LESSEE, agrees to pay THE LESSOR at 1.2 times of the actual cost of electricity, water, charges for security services and other direct expenses incurred by THE LESSOR on account of THE LESSEE during the fit out period. In the event the building is already operational and THE LESSEE is carrying out the fit out works but does not utilize the central air-conditioning for the Demised Premises during the fit-out period; THE LESSEE shall be liable to pay fifty percent of the normal maintenance charges for the same in addition to the power consumed in the Demised Premises on Cost + 20% basis.THE LESSEE hereby confirms that it shall carry out, implement and execute all interior works/designs of the Demised Premises in compliance/adherence with the approval/ guidelines issued by THE LESSOR from time to time for carrying out such interior works in the Demised Premises.

THE LESSEE hereby confirms that it shall carry out, implement and execute all interior works/designs of the Demised Premises in compliance/adherence with the approval/ guidelines issued by THE LESSOR from time to time for carrying out such interior works in the Demised Premises.

I.                                         THE LESSEE further confirms that it shall obtain/has obtained all pre-requisite sanctions, approvals, licences, from all the Statutory/Competent Authorities, which may be necessary for commencement of its business in the Demised Premises. Upon assurances of THE LESSEE that it shall strictly abide by the stipulations contained in this Deed, THE LESSOR has agreed to give on lease to THE LESSEE the Demised Premises on the terms and conditions recorded herein.

J. On THE LESSEE’s behalf Mr. Neeraj Dutt, the authorised signatory of this Lease Deed, has negotiated the Lease Deed through Legal counsel, Mr. S T Prashantha Kumar, ALMT Legal. On THE LESSOR’s behalf the lease has been negotiated through Mr. Amit Grover, Head - Corporate Marketing (South & West India).

K.                                    AND WHEREAS both the Parties have agreed to enter into this Lease Deed on the terms and conditions stipulated in this Lease Deed and Annexures I to XIII annexed hereto:

NOW THEREFORE IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:-

1.               THE LESSOR hereby leases out to THE LESSEE and THE LESSEE takes on lease from the Lease Commencement Date i.e. 15th May, 2011 (as specified in Annexure- II), an office space admeasuring an aggregate super built up area of 4,642.688 sq. mtrs (approx. 49,974 sq.ft.) on part of 7th Floor in Block 10 (as shown in Annexure III(b) in DLF IT Park @ Chennai 1/124, Shivaji Gardens, Moonlight Stop, Nandambakkam, Mount Poonamallee Road, Manapakkam, Chennai- 600 089) as more detailed in Annexure — II (hereinafter referred to as the “Demised Premises”), the area calculations for which are defined in

Annexure — IV to this Lease Deed, and also obtains the right to use only the common areas in the said Building/said Plot to be used by THE LESSEE together with other occupants in the said Building and the right to park cars in terms of this Lease Deed, in the car /two wheeler parking spaces earmarked in the basement(s)/stilt/surface/mechanical car /two wheeler parking spaces by THE LESSOR.

2.               The rent as specified in this Lease Deed shall commence from the Date of Rent Commencement as specified in Annexure — II. The car /two wheeler parking space charges, maintenance and other charges as specified in this Lease Deed shall commence from the Date of Rent Commencement as specified in Annexure —II. Façade signage charges shall commence from the 13th month of the Lease Tenure. The detailed calculations of rent, car/ two wheeler parking space charges & security deposits payable by THE LESSEE during the period of this lease are given in Annexure — V to this Lease Deed.

3.               THE LESSEE confirms that THE LESSEE shall not terminate the Lease Deed during the Lock-in Period of Thirty Six (36) months from the Lease commencement Date, as mentioned in Annexure II of this Lease Deed. However, THE LESSEE can terminate the Lease Deed, without cause, at any time after the expiry of Thirty (30) months from the Lease Commencement Date by giving prior notice in writing or payment of rent and other dues in lieu of the notice to THE LESSOR as per the notice period of Six (06) months mentioned in Annexure — II. In the event of THE LESSEE terminating the Lease Deed before the expiry of Lock- in- period, THE LESSOR shall also be entitled to payment of rent, car /two wheeler parking space charges, façade signage charges (due for the year in which the lease is terminated), maintenance charges, taxes and any other charges payable under the lease deed etc., if any, for the entire unexpired period of the Lock- in- period, from THE LESSEE and THE LESSEE undertakes to pay the said charges without any objections whatsoever. The lock-in period shall also be applicable to car /two wheeler parking spaces

THE LESSEE agrees that if THE LESSOR is constrained by the acts of THE LESSEE which involve breaches / defaults of the Lease Deed or if THE LESSEE or its bankers have dishonored the cheque(s) made in payment of various sums due under the Lease Deed and THE LESSEE failing to rectify the breach/ default within 15 (Fifteen) days of intimation from THE LESSOR of such dishonour of cheque(s), THE LESSOR shall be vested with a specific right to terminate this Lease Deed and claim outstanding arrear of rent, maintenance charges, car /two wheeler parking charges, signage charges, taxes and other charges payable under the Lease Deed including the rent for the unexpired lock-in-period and THE LESSEE hereby undertakes to pay the said sums without any demur or protest whatsoever and will not raise any claims or disputes in this regard.

THE LESSOR’s right of terminating this Lease Deed shall be as contained in this Clause and Clause 58 of the Annexure — I appended to the Lease Deed

4.               THE LESSEE agrees, that in consideration of THE LESSOR granting the right to use car/ two wheeler parking spaces as mentioned in Annexure — II earmarked in the basement(s)/surface/mechanical car/ two wheeler parking spaces (plan attached as Annexure —VII to this Lease Deed) to perform all its obligations under this Lease Deed pertaining to use of car/ two wheeler parking spaces. The lock-in period shall also be applicable to car /two wheeler parking spaces.

5.               THE LESSEE shall not have the right to terminate this Lease Deed and vacate the Demised Premises until the expiry of the Lock in period as mentioned in Annexure — II starting from the Date of Lease Commencement. However after expiry of the Lock in period, THE LESSEE may terminate the Lease Deed by giving Six (06) months advance written notice or making the payments due in lieu of such notice period. On such termination, within 15 days of THE LESSEE paying all its dues under this Lease Deed and delivering peaceful, vacant and physical possession of the Demised Premises, THE LESSOR shall refund all the refundable security deposits without any interest thereon under this Lease Deed deposited by THE LESSEE only after adjusting outstanding dues, if any.

THE LESSEE shall have an option to renew the Lease Deed for such term as mentioned in Annexure — II by giving advance notice in writing six (6) months’ prior to the expiry of the first term of the Lease Deed. THE LESSOR may pursuant to the notice of renewal received by THE LESSOR, execute and cause the renewed Lease Deed to be registered, at the cost of THE LESSEE, and the renewed Lease Deed shall be, to the extent possible, on the same lines hereof except only that the rent (and correspondingly, the security deposits and signage charges if any) shall be enhanced as mentioned in Annexure — II. Subject to clauses contained herein, till the time Lease Deed is renewed THE LESSEE will continue to pay rental at escalated rate and THE LESSOR will send the invoices at such escalated rate, as mentioned in Annexure II of this Lease Deed. There shall be no lock in period during the renewal term of the Lease Deed, however advance written notice of six (06) months for termination by THE LESSEE shall be applicable as under the initial Lease Deed.

THE LESSEE agrees that in case THE LESSEE terminates the Lease Deed prior to the expiry of Lock- in -period as mentioned in Annexure — II to this Lease Deed, then THE LESSEE hereby authorizes THE LESSOR to deduct from the deposits lying with THE LESSOR, the entire rent, car/ two wheeler parking charges, façade signage charges (due for the year in which the lease is terminated), maintenance charges, taxes and any other sums due and payable under this Lease Deed for the unexpired period of the Lock- in- period and such other sums due and payable under this Lease Deed as on that date. Further, THE LESSEE undertakes to pay the balance, if any, remaining after such adjustments, deductions on or before the expiry of notice of termination or termination by THE LESSOR for breach of terms and conditions contained in the Lease Deed by THE LESSEE.

In the event THE LESSEE terminates the Lease Deed prior to the expiry of lease tenure and has also availed any rent free period (period between the Lease

Commencement Date and Rent Commencement Date) during the lease tenure, an amount equivalent to the proportionate rent free period extended for the unexpired lease tenure shall be refunded by THE LESSEE to THE LESSOR or deducted from the deposits lying with THE LESSOR.

6.               Within 15 days of THE LESSEE paying all its dues under this Lease Deed and delivering peaceful, vacant and physical possession of the Demised Premises on or before the last day of the validity of the Lease Deed, THE LESSOR shall refund all the refundable security deposits without any interest thereon under this Lease Deed deposited by THE LESSEE only after adjusting outstanding dues, if any.

7.               The Lease Deed along with the Annexures annexed hereto constitutes the entire agreement between the Parties and revokes and supersedes all previous discussions written or oral, correspondence, MOU and/or any deeds between the Parties. This Lease Deed shall not be changed or modified except by written amendment duly agreed and signed by the Parties.

8.               That this Lease Deed is executed and registered in two sets i.e. Original and Duplicate. The original Lease Deed duly executed and registered in terms of this Lease Deed shall be retained by THE LESSEE and the Duplicate copy of the Lease Deed shall be retained by THE LESSOR. The original Lease Deed shall be produced by THE LESSEE as and when required by THE LESSOR.

9.               Failure of either Party to enforce at any time or for any period of time the provisions hereof shall not be construed to be waiver of any provisions or of the right thereafter to enforce each and every provision hereof.

10.         THE LESSOR shall not be held responsible for any consequences or liabilities under this Lease Deed if it is prevented in performing its obligations under the terms of this Lease Deed by reason of laws or regulations, action by any local body or authority, local or otherwise, riots, insurrection, war, terrorist action, acts of God and unforeseen circumstances beyond its control. The performance of THE LESSOR’s obligation under this Lease Deed shall be subject to the regular payment of rent including other payments as stipulated in this Lease Deed.

11.         The disputes or differences between THE LESSEE and THE LESSOR pertaining to performance of the terms and conditions of this Agreement shall, so far as possible, be settled amicably through consultation between authorised representatives of the Parties. If after 15 days of consultation the Parties fail to reach an amicable settlement on the disputes or differences pertaining to the performance of this Agreement, such disputes or differences shall be submitted to Arbitration for final adjudication. Reference to arbitration shall be in accordance with the provisions of the Arbitration and Conciliation Act, 1996 and/or any statutory modifications thereto by an Arbitral Tribunal consisting of three arbitrators. Each Party shall appoint its nominee arbitrator and both the appointed nominee arbitrators shall appoint third arbitrator, who shall be the Presiding Arbitrator. If the nominee arbitrators fail to reach a consensus on the Presiding Arbitrator, the parties shall approach the Court for appointment of a Presiding

Arbitrator. The decision of the Presiding Arbitrator shall be final and binding upon the Parties.

During the arbitration proceedings, both THE LESSEE and THE LESSOR shall continue to fulfill their obligations under the Lease Deed.

The Civil Courts and High Court at Chennai, alone shall have jurisdiction for the purposes of this agreement.

12.         That this Lease Deed and the rights and obligations of the Parties under or arising out of this Lease Deed be construed and enforced in accordance with the laws of India.

The terms and conditions agreed between THE LESSOR and THE LESSEE containing interalia a) covenants and conditions to be observed and performed by THE LESSEE, and b) covenants and conditions to be observed and performed by THE LESSOR, are as per Annexures I to XIII of this Lease Deed. These Annexures I to XIII shall form an integral part of this Lease Deed and shall be binding on THE LESSOR and THE LESSEE.

THE LESSOR M/s DLF Assets Private Limited through its Authorized Signatory Shri A.C. Sachdev authorized to execute Lease Deeds etc. has executed this Lease Deed. This Lease Deed will be presented for registration before the Registering Authority and got registered by Shri Ernest David, who has been authorized vide Power of Attorney dated 18.03.2008 of the company to appear before the Registering Authority and present for registration, acknowledge and get registered the Deed executed by Shri A.C. Sachdev on behalf of THE LESSOR.

IN WITNESS WHEREOF the Parties hereto have set their hands to these presents on the day, month and year first and above mentioned.

THE LESSOR:

SIGNED AND DELIVERED on behalf of the above named DLF Assets Private Limited acting through Mr. A. C. Sachdev, its Authorized Signatory

In the presence of:

For and on behalf of
WITNESSES:	DLF Assets Private Limited

1.
/s/ A.C. Sachdev

(A.C. Sachdev)
AUTHORIZED SIGNATORY

2.

THE LESSEE:

SIGNED AND DELIVERED on behalf of the above named Virtusa Software Services Pvt. Ltd. acting through Mr. Neeraj Dutt, its Authorized Signatory:

In the presence of:

For and on behalf of
WITNESSES:		Virtusa Software Services Pvt. Ltd

1.	/s/ Sivakumar L.

/s/ Neeraj Dutt

(Neeraj Dutt)
AUTHORIZED SIGNATORY

2.	/s/ B. Rathinavel

ANNEXURES

I	-	Detailed Terms and Conditions between THE LESSOR and THE LESSEE

II	-	Commercial Terms and Conditions

III	-	Description of the Plot

IV	-	Super Built-up area calculations

V	-

Statement of rent, Interest Free Refundable Security Deposit, Interest Free Refundable Maintenance Security Deposit and Car/ Two Wheeler parking space charges payable by THE LESSEE to THE LESSOR during the lease
period.

VI	-	Monthly Maintenance and service expenditure (Indicative)

VII	-	Car/ Two Wheeler parking spaces earmarked for use by THE LESSEE.

VIII	-	Tentative Building Specifications

IX	-	Handover of Demised Premises for Occupation

X	-

THE LESSEE’s responsibility during interior fit-outs work, additions/modifications/alterations of interior works and during the Lease Tenure/Lease Renewal and operations during the lease period/ lease renewal

XI (a)	-	Charges for Power

XI (b)	-	Charges for Maintenance

XII	-	Merger and Amalgamation Undertaking

XIII	-	Electronic Clearing System Activation form

ANNEXURE-I

Terms and conditions forming an integral part of the Lease Deed dated                    between DLF Assets Private Limited and Virtusa Software Services Pvt. Ltd., while not derogating from the mutual promises set out therein:

TERMS AND CONDITIONS

1.                                      THE LESSOR shall charge and THE LESSEE shall pay an initial bare shell rent Of Rs. 40/- (Rupees Forty only) per sq. ft. per month as detailed in Annexure — II on the super built — up area of the Demised Premises to be paid fully without any and all deductions whatsoever save and except the deduction of tax at source, if applicable. The liability towards payment of Service Tax and other taxes as applicable on monthly rents shall be borne by THE LESSEE.

2.                                      THE LESSEE will have the First Right of refusal (FRR) on approx 20,592 sq.ft. on part of 7th Floor in Block 10 till 15th September, 2011 (Phase II). During this period, THE LESSOR will intimate THE LESSEE of any client interested in the aforesaid space in writing.

THE LESSEE will revert on their interest on the aforesaid space within 10 days of such intimation. If THE LESSEE does not reply within 10 days, then THE LESSOR shall assume that THE LESSEE is not interested in the aforesaid space and THE LESSOR will be free to offer the same to any other client and the FRR will expire for THE LESSEE.

In case THE LESSEE is interested in taking up the aforesaid space during the option period, THE LESSEE will within 10 days of written offer by THE LESSOR, give in writing its confirmation to take up the space. The lease and rent for this option shall commence upon expiry of 3 months from the date of exercise of such option or 15th September, 2011 whichever is earlier. Lease documentation for the aforesaid space shall be completed on the same format of original area lease (Phase I) within 7 days of THE LESSEE’s confirmation to THE LESSOR for taking up the space, subject to THE LESSEE obtaining prior SEZ approval.

However, the rent escalation for this space (Phase II) will be along with the rent escalation for the Premises of Phase I. As such, the rent escalation for both Phases will be on 15th July, 2014. All other terms & conditions will remain same as that of Phase I except any rent free period agreed for Phase I.

3.                                      THE LESSEE shall pay to THE LESSOR or its nominees/permitted assigns, by cheque / bank draft/ wire transfer payable as detailed in Annexure II of this Lease Deed the rent and all other sums payable under this Lease Deed. Payments to be done as per Annexure XIII. In case the Rent Commencement Date is other than the first of the month, in such case THE LESSEE shall pay Rent and other sum payable under the lease Deed in advance for the portion of the month i.e. from the Rent Commencement Date to last day of the month and also for the following month. Thereafter the rent and all other sums payable under this Lease Deed shall be paid on the 1st day of each calendar month (due date) but not later than the 7th day, in advance for the month in respect of which such sums are payable.

4.                                      The rent is exclusive of all the taxes. In addition to the rent payable for the Demised Premises as stipulated in this Lease Deed, THE LESSEE shall also be liable to bear and pay on its sole account the entire part of any and all levies, duties, taxes on Demised Premises, land and building, charges, rates, cesses, fees, wealth-tax, penalties thereof (as attributable due to THE LESSEE’s default in making such payments) etc. imposed/demanded by the Central or the State Government / any local body and/or other authorities and all increases and/or fresh impositions thereof as applicable and attributable to the said Plot / said Building / Demised Premises on and from the Lease Commencement Date.

THE LESSEE shall also be liable to fulfill any and all procedural requirements as may be prescribed by the Central or the State Government/any local body/all other authorities in connection with the clause above.

5.                                      In the event, any such fresh imposition and/or increase as stated above in Clause 4 hereof is levied retrospectively, the liability of THE LESSEE shall relate only to the period on and from the Lease Commencement Date. The said amount shall be paid separately by THE LESSEE to THE LESSOR as indicated below in terms of this Lease Deed. All such fresh impositions and/or increases as above stated shall be paid by THE LESSEE to THE LESSOR within fifteen (15) days of written demand by THE LESSOR to THE LESSEE, giving details thereof duly supported with copies of the relevant documents, if any, from the Central or State Government/local body / any and all authorities, as the case may be. In the event any and all such levies, duties, taxes on property, charges, rates, cesses, fees, wealth-tax, penalties (as attributable due to THE LESSEE’s default in making such payments) etc., referred to above and/or such fresh imposition and/or increase is payable by THE LESSEE directly to the Central or State Government/local body/any and all authorities as the case may be, THE LESSEE shall pay the same directly immediately upon the same becoming due. Any default made by THE LESSEE in complying with the terms of the clause under reference and clause 3, shall be entirely at the costs and consequences of THE LESSEE and THE LESSEE shall be liable for payment/s of penalties, outstanding dues arising there from.

6.                                      Power/ Electricity and Power back-up Charges:

THE LESSEE shall pay by due date the bills for consumption of power/ electricity in the Demised Premises as recorded in the meters or as demanded by THE LESSOR or its nominees or assigns. The power/electricity for the Demised Premises during interior works/lease tenure shall be supplied from Grid/ Utility Companies. However, in case of non availability of power/ electricity from grid/utility companies, THE LESSOR shall provide THE LESSEE with back up power from their diesel/gas based generators. The charges for such power/ electricity and back-up power will be as per Annexure XI (a).

A separate meter for recording power/ electricity consumption in the Demised

Premises shall be provided by THE LESSOR for the supply of power/ electricity from normal grid/utility companies subject to availability of such power/ electricity. The cost of such meter shall be borne by THE LESSEE.

A separate meter shall be provided by THE LESSOR for recording consumption of power in the Demised Premises supplied through the back-up power. The cost of such meter shall be borne by THE LESSEE.

Water Charges: THE LESSEE shall pay by due date the bills for consumption of water in the Demised Premises as recorded in the meters or as demanded by THE LESSOR or its nominees or assigns.

A separate meter for recording water consumption shall be provided in the Demised Premises by THE LESSOR. The cost of such meter including any deposit required shall be borne by THE LESSEE.

In case of there being common meter(s) for recording the consumption by THE LESSEE jointly with the other tenants or occupants of the said Building, THE LESSEE shall pay the proportionate cost of water calculated on the super built-up area of the Demised Premises.

7.                                      Maintenance Charges: At present various maintenance services, facilities and amenities within the said Plot / said Building/Demised Premises and civic amenities in the said Complex where the Demised Premises/said Building are located are being maintained by THE LESSOR, or the nominees/ assigns of THE LESSOR. Maintenance services are as set out in Annexure — VI to this Lease Deed, charges of which are payable to THE LESSOR or nominees / assigns of THE LESSOR by THE LESSEE as per bills raised by THE LESSOR or its nominees/assigns.

The maintenance charges for normal office hours/extra office hours/ 24*7 operations excluding Public and National Holidays shall be calculated at 1.2 times the actual expenditure being incurred payable from the Lease commencement Date. The maintenance charges will be as per Annexure XI (b).

Maintenance services on National Holidays can only be provided if THE LESSEE gets the requisite approval from the local administration/ competent authority(ies) and not otherwise.

The maintenance charges shall be subject to deduction of Income Tax at source as applicable, from time to time. Additional charges towards Service Tax (es) and other taxes as applicable on maintenance charges, shall also be payable by THE LESSEE.

On completion of the financial year, THE LESSOR/its nominees will provide THE LESSEE audited certificate of expenditure towards Maintenance Charges incurred during the said financial year. Any under-recovery by THE LESSOR/its nominees shall become payable by THE LESSEE to the LESSOR /its nominees and any overrecovery by THE LESSOR/its nominees shall become refundable by LESSOR/its nominees to THE LESSEE.

8.                                      THE LESSEE agrees that, in consideration of THE LESSOR granting lease and THE LESSEE in consideration of taking on lease the Demised Premises and due performance of all its obligations stipulated in this Lease Deed, THE LESSEE shall pay and always maintain with THE LESSOR during the entire term of this Lease Deed, an Interest Free Refundable Security Deposit (“Interest Free Refundable Security Deposit”) for an amount as mentioned in Annexure — II.

9.                                      THE LESSEE has paid an amount as mentioned in Annexure II, as a portion of The Interest Free Refundable Security Deposit, payable at the time of execution of the Memorandum of Understanding. The sum as mentioned in Annexure — II, being the balance of the Interest Free Refundable Security Deposit shall be paid by THE LESSEE simultaneous with the signing of this Lease Deed.

10.                               Upon increase in rent as mentioned in Annexure — II, the aforesaid Interest Free Refundable Security Deposit shall automatically stand increased proportionately as mentioned in Annexure— II. The increased amount of Interest Free Refundable Security Deposit shall be paid by THE LESSEE along with the rent due for the month succeeding the month in which the term of the Lease Deed is renewed.

11.                               The entire amount paid by THE LESSEE as Interest Free Refundable Security Deposit during the lease period shall be kept by THE LESSOR which shall be refunded by THE LESSOR to THE LESSEE without any interest within 15 days of THE LESSEE surrendering peaceful, vacant and physical possession of the Demised Premises in bare shell condition on expiry or earlier termination of this Lease Deed, if any and subject to adjustment or deduction of arrears of rent, charges and any other dues, if any, due and payable under this Lease Deed or renewal thereof.

12.                               No Interest Free Refundable Maintenance Security Deposit is payable by THE LESSEE to the LESSOR for Normal Office Hour Operations or for 24x7 operations.

13.                                 After the said Lock- in- period, THE LESSEE may terminate the lease by giving six (6) months’ prior notice in writing to THE LESSOR or by payment of proportionate equivalent rent, car/ two wheeler parking space charges, signage charges, maintenance charges, taxes and all other charges / sums stipulated under this Lease Deed in lieu of the notice period stipulated herein. Upon the expiry of six (6) months from the date of notice, as aforesaid, the lease shall stand terminated and THE LESSEE shall be liable to pay to THE LESSOR the entire rent, car/ two wheeler parking charges, maintenance charges, other charges, taxes etc. as set out in this Lease Deed for the period upto the date of vacation of the Demised Premises and handing over vacant, peaceful and physical possession of the Demised Premises.

That upon the expiry of lease or renewed lease as mentioned in Annexure — II or upon expiry or earlier termination during the initial lease period or renewed period as stipulated above, this Lease Deed will expire and come to an end and THE LESSEE shall pay to THE LESSOR for the period of occupation of the Demised Premises till the date of vacation of the Demised Premises, the entire rent, car/ two wheeler parking space charges, maintenance charges, other charges, taxes etc. as set out in this Lease Deed and till handing over vacant, peaceful and physical possession of the Demised Premises. If THE LESSEE fails to pay as aforesaid and/ or hand over vacant, peaceful and physical possession of the Demised Premises on the date of expiry of the last day of lease as contained in this paragraph or termination by THE LESSOR for breach of terms and conditions contained in the Lease Deed, THE LESSEE agrees to pay to THE LESSOR additional rent calculated @ Rs.1,99,896/- (Rupees One Lakh Ninety Nine Thousand Eight Hundred and Ninety Six only) per day for occupation of the Demised Premises by THE LESSEE along with prevailing normal lease rentals and other charges under this Lease Deed and in such an event THE LESSEE hereby authorizes THE LESSOR to withhold without any interest the refund of all the refundable security deposits lying with THE LESSOR. THE LESSEE confirms that the payment of such additional rent is fair and reasonable and undertakes not to call in question the same. THE LESSEE further agrees and authorizes THE LESSOR, in the event of such occupation of the Demised Premises exceeding a period of three (3) months beyond the expiry or last day of earlier termination of the lease, to forfeit all the refundable security deposits lying with THE LESSOR and in addition to continue to be liable and pay additional rent as given above in this para per day for the number of days of such occupation beyond the expiry or earlier termination of the Lease Deed along with normal prevailing lease rentals alongwith other charges under this Lease Deed, till all payments due under the Lease Deed and in this clause are paid and THE LESSEE hands over peaceful, vacant and physical possession of the Demised Premises to THE LESSOR.

The above shall be without prejudice to the rights and remedies available to THE LESSOR under this Lease Deed and/ or under any law for the time being in force.

14.                                 THE LESSEE shall pay every month in advance, along with the rent, proportionate charges for the operation / maintenance / service charges (more specifically detailed in Annexure —VI) in respect of the central air-conditioning / heating plant, the cost of running, maintenance and servicing of the service / utility lifts, generators, the cost of cleaning the said Plot and said Building , maintenance of lawn/grounds/ cost of security services, electricity charges, water charges and such other necessary/ancillary expenses of and incidental to the preservation and maintenance of the said Building / Plot in which the Demised Premises is located and for the adequate provision of common services and facilities at a charge which shall be 1.2 times the actual expenditure on a calculation based on pro rata basis corresponding to the super built-up area of the Demised Premises.

15.                                 Subject to all local laws applicable, THE LESSOR shall, through its architect identify the location(s) and provide space for signage if available at the floor occupied by THE LESSEE, as approved by the architect and THE LESSEE shall be allowed to put signage on such location(s). All taxes including service tax, duties, rates, cesses, costs and charges relating to the signages payable to the authorities concerned shall be borne and paid by THE LESSEE directly.

FAÇADE SIGNAGE

THE LESSEE will be allowed to put up a signage on the external façade of the said Building, the size and the place of affixation of the signage will be as per the approval by THE LESSOR’s architect free of any charges for initial Twelve (12) months of the Lease Tenure, and thereafter at an annual payment of Rs.6,00,000/- (Rupees Six Lakhs Only) payable in advance from the 13th month of the Lease Tenure. These charges are on yearly basis and no refund/ adjustment will be made, if the lease expires earlier or lease is terminated before the completion of the year for which the payment is made in advance. All taxes including service tax, duties, rates, cesses, costs and charges relating to the signage, payable to the authorities concerned shall be borne and paid by THE LESSEE directly. No signage of any kind either inside or outside shall be allowed on the façade glass/ columns of the Demised Premises.

The above mentioned charges for the façade signage shall escalate together and on the same rate as that of the escalation of bare shell rent, Interest Free Refundable Security Deposit as stipulated in the Lease Deed.

16.                                 THE LESSOR reserves the Building Naming rights inside and on the external façade of the said Building. The façade of the said Building shall also be used by other Lessees for displaying their name and advertisements as per THE LESSOR’s approval. THE LESSEE shall, at no point of time, raise any objection on any ground whatsoever in relation to the same.

Upon naming the said Building, THE LESSOR and other Lessees of the said Building, shall use such Building name in the business addresses for all purposes. THE LESSEE shall further raise no objection if THE LESSOR is made to display some other number or name on the said Building or in compliance of any court order, government order, order of the local body etc.

17.                                 THE LESSEE shall not pay interest free refundable deposit for bulk supply of electricity to THE LESSOR for 300 KVA of power load. Further, THE LESSEE agrees to reimburse to THE LESSOR or any authorized company /nominees / assigns of THE LESSOR, any costs, charges, deposits, etc. as may be demanded by THE LESSOR or any authorized company /nominees / assigns of THE LESSOR or any other agency supplying power to the Demised Premises from time to time during the term of the Lease Deed/Renewed Lease Deed for arranging bulk electricity supply to the said Plot / said Building / Demised Premises and such deposits are to be payable on the basis of proportionate electricity load provided to the Demised Premises and proportionate load attributable to THE LESSEE in respect of common areas of the said Plot / said Building. Any deposit to be refunded shall be refunded by THE LESSOR to THE LESSEE after adjusting amounts, if any, due and payable by THE LESSEE to

THE LESSOR on the expiry and / or earlier termination of this Lease Deed and on handing over the peaceful physical and vacant possession of the Demised Premises by THE LESSEE to THE LESSOR.

It is however clarified that the above mentioned power load of 0.006 KVA per sq.ft. of super built-up area is exclusive of power load for air conditioning provided by THE LESSOR.

18.                                 The specifications and information as to the materials used in construction of the Demised Premises are set out in Annexure - VIII and any change in the specifications as set out in Annexure — VIII, if desired by THE LESSEE, shall be implemented by THE LESSOR subject to feasibility and approvals at a rate which shall be 1.2 times the actual cost which shall be paid by THE LESSEE to THE LESSOR.

The terms and conditions quoted above are for bare shell condition of the Demised Premises.

The entire cost of the finishing works related to the common passage including the cost of the partition wall will be paid by THE LESSEE to THE LESSOR @ Rs. 15 per sq. ft. of the leased area on signing of the Lease Deed. This amount is non refundable and THE LESSEE will not deduct this amount from the rent or any amount payable by THE LESSEE under the Lease Deed. The Service Tax as applicable shall be additional and shall be borne by THE LESSEE.

THE LESSEE shall construct the toilets within the Demised Premises at its own cost.

The necessary electrical connection for the FCU/AHU to be done by THE LESSEE and connected to THE LESSOR’s panel by doing the necessary modifications. Also, the cost of chilled water piping/any electrical/plumbing/fire fighting modification shall be borne by THE LESSEE.

HVAC plenum and lowside ducting needs to be done by THE LESSEE at its own cost.

Any dismantling of false ceiling of common areas for services provisioning by THE LESSEE is to be made good(as per THE LESSOR’s specifications) by THE LESSEE at their own cost.

Sprinkler tap — off: THE LESSEE has to take tap — off for down type Sprinklers with installation of valves under supervision of Building services.

19.                                 THE LESSOR has provided to THE LESSEE car/ two wheeler parking spaces In the basement/surface/mechanical car parking/two wheeler spaces as earmarked in Annexure — VII subject to payment of rent and maintenance charges as per details mentioned in Annexure — II. In the event additional car /two wheeler parking spaces are required by THE LESSEE, THE LESSEE shall pay to THE LESSOR additional car /two wheeler parking space charges as may be mutually agreed between the Parties hereto for every additional car parking/two wheeler parking space provided by THE LESSOR, if available, on the same terms and conditions applicable to rent, interest free refundable security deposit, maintenance charges stipulated in this Lease Deed. The lock in period shall also be applicable to the car/ two wheeler parking spaces.

In the event of THE LESSOR providing electro mechanical system for car/ two wheeler parking spaces, the car/ two wheeler parking spaces as earmarked in Annexure —VII may be re-allocated, provided, however, the number of car/two wheeler parking spaces shall remain the same in terms of this Lease Deed.

The liability towards payment of Service Tax and other taxes as applicable shall be borne by THE LESSEE.

20.                                 The use of car/ two wheeler parking spaces in the basement(s)/surface/mechanical car/ two wheeler parking spaces in the said Building shall be allowed to THE LESSEE only from 8 a.m. to 8 p.m. from Monday to Friday and from 8 a.m. to 2.p.m. on Saturday, except Sundays Public and National Holidays or on THE LESSEE’s specific operating hours. The above timings shall, however, be subject to such restrictions as may be imposed by any statutory authority or for security reason. THE LESSEE shall use the parking spaces only for the purposes of parking its cars and for no other use. THE LESSEE undertakes that it shall not make any constructions on the car /two wheeler parking spaces or create obstruction of any kind on it or around these spaces to hinder the movement of vehicles and persons. Further, without prior permission in writing of THE LESSOR, overnight parking of vehicles shall not be permitted for security reasons. Any usage of car/two wheeler parking spaces from 8 p.m. to 8 a.m. on weekdays and after 2 p.m. on Saturdays and any usage thereof on Sundays, Public and National Holidays or beyond THE LESSEE’s specific operating hours would entail additional charges as determined by THE LESSOR.

21.                                 All costs, charges, expenses including penalties, payable on or in respect of execution and registration of this Lease Deed and on all other instruments and deeds to be executed pursuant to this Lease Deed , shall be borne and paid solely by THE LESSEE who shall be responsible for compliance of the provisions of Indian Stamp Act, 1899. The stamp duty and registration charges shall be paid by THE LESSEE to THE LESSOR at the time of signing of the Lease Deed and in any case before the handover for interior works. The Building Services will be released on registration of the Lease Deed.

22.                                 THE LESSEE shall be liable to pay interest @ 15% per annum on all amounts due and payable by THE LESSEE under this Lease Deed for the period of delay beyond the due date. This is in addition to the rights of THE LESSOR under clause 13 and Clause 59 of this Annexure-I given herein.

23.                                 THE LESSEE shall pay all amounts agreed to be paid in the Lease Deed, provided, however, that the liability of THE LESSEE for such payments shall be calculated proportionately to the super built-up area of the Demised Premises and provided further that such liability shall commence from the date such revision / imposition/increase is effective or any subsequent date.

COVENANTS AND CONDITIONS TO BE OBSERVED AND PERFORMED BY THE LESSEE:

24.                                 THE LESSEE shall plan and distribute its electrical loads in conformity with the electrical systems installed by THE LESSOR and get these works executed after due approval in writing from THE LESSOR. Provided further that, should modifications, additions, alterations be required in the fire-fighting, electrical and other systems already installed, THE LESSOR shall, if feasible make such changes and be entitled to recover from THE LESSEE, all additional cost incurred on this account at a charge which shall be 1.2 times of actual costs.

25.                                 To carry out day-to-day maintenance of the Demised Premises and the fixtures and fittings installed therein and the normal maintenance, minor repairs, including painting and distempering and polishing the interiors of the Demised Premises at its own cost.

26.                                 That if THE LESSEE fails to make full payments of rent, car/ two wheeler parking charges, façade signage charges, Maintenance Charges of any kind and actual consumption charges of water, power and electricity, air-conditioning or discharge any rates, taxes, duties imposed upon the Demised Premises and payable by THE LESSEE in terms of this Lease within 15 days of its due date, THE LESSOR shall be entitled, in its sole discretion and with prior intimation, to stop supplying to THE LESSEE electricity / air conditioning/ water and / or all other services in addition to any other remedies/ actions THE LESSOR may take in its sole discretion. By doing so, THE LESSOR shall have no responsibility or liability for any loss and damage, if any, suffered by THE LESSEE and THE LESSEE shall not be entitled to lodge any claim whatsoever against THE LESSOR as a result of such action.

27.                                 That the common areas, facilities and amenities within the said Building shall be available for use only subject to the timely payment of maintenance charges and THE LESSEE agrees, that in the event of failure to pay maintenance charges within 15 days of the due date, THE LESSEE shall not have the right to use or demand such common areas, facilities and amenities. THE LESSEE shall have no ownership rights, title, interest or claim whatsoever in the said Plot, common areas, facilities and amenities within the said Building.

28.                                 Not to do or permit to be done any act or thing which may render void or voidable any insurance relating to or in respect of a part or the whole of the said Plot, the said Building or the Demised Premises, or cause any increase in premium payable in respect thereof.

29.                                 To permit THE LESSOR and its agents along with authorized representative of THE LESSEE, except in case of emergency(ies) at all hours to enter into the Demised Premises for the purpose of inspection or for any other purposes connected with or incidental to any maintenance issues such as fire, safety and security of the Demised Premises and the said Building including any emergency and/or unforeseen circumstances or in case of any inspection by any Government agency or any inspection by THE LESSOR with the directions of Government Agency. However, for periodic inspections, 2 days advance intimation will be given in writing to THE LESSEE, except in case of emergency (ies).

30.                                 To hand over the Demised Premises in bare shell condition together with THE LESSOR’s fixtures and fittings therein, in good order and condition (reasonable wear and tear excepted) on the expiry /earlier termination of the Lease, which ever is earlier.

31.                                 To use the Demised Premises as per zoning plan only and shall not carry on or permit to be carried on in the Demised Premises or in any part thereof any activities which shall be or are likely to be unlawful, obnoxious or of nuisance, annoyance or disturbance to other tenants/occupants of the said Building herein the Demised Premises are situated or store any goods of hazardous or combustible nature or which are heavy so as to affect the construction or the structure of the said Building or any part thereof or in any manner interfere for common use.

32.                                 THE LESSEE has obtained the Unit Approvals for the Demised Premises as on the date of signing of this Lease Deed.

THE LESSEE shall arrange to get their Unit Approvals for the Demised Premises terminated and complete all formalities with regards to such termination at its cost and expenses prior to the expiry of the Lease term / or renewal term thereof.

In case of THE LESSEE’s failure to get the unit approvals terminated within the aforesaid period, it will be assumed that the peaceful, vacant and physical possession of the Demised Premises have not been handed over by THE LESSEE to THE LESSOR on the expiry of the Lease Term and THE LESSOR shall be entitled to claim damages, payments, dues in accordance with the terms of the Lease Deed.

33.                                 The Demised Premises shall be used by THE LESSEE only and THE LESSEE shall not assign, transfer, mortgage, sublease or grant leave & license or transfer or part with or share possession in any manner whatsoever, of any portion of the Demised Premises.

In the event, THE LESSEE merges / amalgamates / consolidates and transfer its assets with/to any entity on account of any merger/amalgamation/consolidation, then a fresh Lease Deed shall be executed between THE LESSOR and the new entity/transferee on the same terms and conditions as set forth in this Lease Deed, subject to the new entity/ transferee obtaining prior SEZ approval. The new entity shall execute an undertaking as per the draft attached. In case of any outstanding dues payable by THE LESSEE to THE LESSOR as per Lease Deed, such outstanding amounts should be included in the petition to the appropriate court seeking permission for such merger/amalgamation/consolidation. THE LESSEE shall ensure that before approval of the scheme of merger/ amalgamation by the court having jurisdiction, the new entity executes an undertaking as per the format attached as the Annexure XII. Pending approval of any merger/ amalgamation/ consolidation, THE LESSEE will continue to make all payments payable as per the Lease Deed.

All costs, charges, expenses including penalties, payable on or in respect of execution and registration of the fresh Lease Deed and on all other instruments and deeds to be executed pursuant to the fresh Lease Deed, shall be borne and paid solely by new entity/transferee who shall be responsible for compliance of the provisions of Indian Stamp Act, 1899.

However, a fresh Lease Deed will not be executed by THE LESSOR till all dues are cleared by THE LESSEE and related documents are given to THE LESSOR.

The aforesaid shall be subject to SEZ Acts and Rules but within the above procedure.

34.                                 Subject to clause 46, THE LESSEE shall not make any structural changes, additions or alterations in the Demised Premises without prior consent of THE LESSOR in writing.

35.                                 Upon its taking possession of the Demised Premises from THE LESSOR, THE LESSEE is satisfied that the construction work as also various Installations as per Annexure-IX like electrification work, sanitary fittings, water, sewerage connections, fire fighting equipment and detection systems etc. are in good working condition and any issues, if any with respect thereto, have been resolved and rectified before its taking possession from THE LESSOR and that it shall not require THE LESSOR to perform any construction work, installations, etc in the Demised Premises (except structural repairs if any ) and there shall be no obligation whatsoever on the part of THE LESSOR to repair, renovate, improvise or to do anything concerning the Demised Premises, the said Building and the said Plot in any manner whatsoever.

36.                                 THE LESSOR has provided the fire fighting and fire detection system in accordance with the Amendment no.3 to the National Building Code of 1983 (SP7):1983 Part IV on each floor, common areas and basements of the building.

When the Demised Premises are handed over to THE LESSEE for interior fit-out works or when THE LESSEE carries any additional interior works/modifications/alterations during the Lease period or renewed lease period, THE LESSEE agrees that it shall carry out such work(s), without altering/ tampering with the fire fighting systems as installed therein. However, any modifications / additions / alterations to the existing fire fighting system shall be made by THE LESSEE with the prior written approval of THE LESSOR and by providing alternative and standby fire fighting system in the building.

THE LESSEE shall not, whether in the course of its interior fit-out works or as any thing ancillary thereto or at any time for any purpose whatsoever, execute or permit to be executed any works involving cutting/ chopping/ digging/ hacking/ dismantling in any manner or form/ destroying in any manner or form of the floors or walls of the Demised Premises without prior written permission of THE LESSOR.

Any lapse/violation/negligence on the part of THE LESSEE or its contractors / agents during any such interior works or additions/modifications/alterations resulting in any kind of hazard or fire in the Demised Premises/ the said Building, loss of life/ property including third party, damage to the Demised Premises / said building structure etc. and all financial and legal consequences arising there from shall be the sole responsibility of THE LESSEE and THE LESSEE shall not impose any legal and financial liability on THE LESSOR.

THE LESSEE’S responsibility during interior fitouts work, additions/modifications/alterations of interior works (referred hereinafter as interior works) and during the Lease Tenure/Lease Renewal Tenure and during operations is more detailed in ANNEXURE X to this Lease Deed.

In the event of any mishap occurring due to usage of lifts/escalators/elevators provided in said Building / said Complex, THE LESSOR or its employees shall not be held responsible for the same.

37.                                 THE LESSEE hereby represents to THE LESSOR that it is the owner of and has full right, title and interest in and to all trade names, trademarks, service marks, brand name(s), logos, symbols and other proprietary marks etc. (collectively ‘IPR’) and that any IPR if used by it in Demised Premises and in the said Building/ Complex would not infringe the IPR of any third party. THE LESSEE further covenants that it has not received any notice of any claim against it involving any conflict or claim of conflicts.

THE LESSEE covenants to THE LESSOR and undertakes to hold THE LESSOR harmless from any action brought about by any third party for any IPR infringement by THE LESSEE. THE LESSEE further undertakes that it shall defend any and all such acts, suits, proceedings, claims, judgments etc against THE LESSOR and any fees, costs, expenses of any kind related or incidental to any of the foregoing (including but not limited to) any fee (whether advocates, accountants or other professionals) costs and expenses of any kind incurred by THE LESSOR in preparing for, defending or taking any action with respect to the foregoing shall be borne by THE LESSEE, which THE LESSEE agrees to pay within fifteen (15) days of demand by THE LESSOR.

38.                                 That THE LESSEE has been informed by THE LESSOR hereby to comply with all the Laws, Rules, Regulations as may be applicable to the operations of THE LESSEE in the Demised Premises including but not limited to the provisions of Environment (Protection) Act, 1986, Water (Prevention and Control of Pollution) Act, 1974Air (Prevention and Control of Pollution) Act, 1981, Municipal Solid Wastes (Management and Handling) Rules, 2000, Hazardous Wastes (Management and Handling) Rules, 1989 and Batteries (Management and Handling) Rules, 2001, Sales Tax, Service Tax and other applicable taxes and the Rules, Notifications etc. and their amendments made from time to time, and ascertain, in particular, compliance with the Central and State regulations concerning safe handling, storage, treatment and disposal of the wastes, and THE LESSEE shall always remain solely responsible for the consequences of non-compliance of the aforesaid Acts/ Rules.

39.                                 That THE LESSEE has been informed by THE LESSOR hereby to install and operate and keep at all times in operational condition, various equipments, machinery etc. at its own cost and expenses in conformity with the provisions of Environment (Protection) Act, 1986, Water (Prevention and Control of Pollution) Act, 1974, Air (Prevention and Control of Pollution) Act, 1981, Municipal Solid Wastes (Management and Handling) Rules, 2000, Hazardous Wastes (Management and Handling) Rules, 1989 and Batteries (Management and Handling) Rules, 2001 etc as applicable to THE LESSEE’s operations in the Demised Premises and it shall always remain solely responsible to obtain and always keep valid and make available necessary certificates from the Pollution Control Board and/or other appropriate authorities in this regard.

COVENANTS AND CONDITIONS TO BE OBSERVED AND PERFORMED BY THE LESSOR:

40.                                 During the term of the Lease Deed, THE LESSOR shall at its own cost, design and install a continuous and proper air conditioning and shall use its best efforts to maintain the same in good order and shall operate and run the same to ensure airconditioning facilities to the Demised Premises throughout the year and shall be entitled to recover from THE LESSEE, charges on the basis as are stipulated in this Lease Deed. Provided, however, that should THE LESSEE require any changes, additions, alterations, in the system, due to its interior layouts, THE LESSOR may, if possible, make such changes and be entitled to recover from THE LESSEE, all additional costs incurred on this account at a rate which shall be 1.2 times of the actual costs incurred.

41.                                 Except in the event of a mechanical defect and / or electrical failure, THE LESSOR shall provide air-conditioning facilities to the Demised Premises during the normal office hours i.e. from 8 a.m. to 8 p.m. on all week days except Saturdays, Sundays, , Public and National Holidays or THE LESSEE’s specific operating hours. On Saturdays, the air-conditioning will be provided from 8 a.m. to 2 p.m. only or as per THE LESSEE’s specific operating hours. Provided, however, that on receiving twenty four (24) hours’ notice, in writing, should THE LESSEE so desires, THE LESSOR, if possible and permissible, may at the exclusive cost of THE LESSEE, provide air - conditioning facilities, on the second half of Saturday and also Sundays and Public/ National Holidays or beyond THE LESSEE’s specific operating hours, calculated at a rate which shall be 1.2 times the actual cost incurred on this account, to the Demised Premises beyond the timings fixed, as aforesaid for the provision of such facilities.

42.                                 Except to the extent of a mechanical defect and /or electrical failure, THE LESSOR shall maintain the lifts in the said Building serving the Demised remises and operate and run the same during the normal office hours as specified above, on all week days except on Saturdays, Sundays, Public and National Holidays or THE LESSEE’s specific operating hours. On Saturdays, the lifts shall operate for first half of the day only or as per THE LESSEE’s specific operating hours. These timings shall,however, be subject to such restrictions as may be imposed by any competent authority/ies in this behalf. One of the lifts in the said Building shall, however, operate even after normal office hours as well as in the second half on Saturdays and also on Sundays, Public and National Holidays.

Provided, however, should THE LESSEE so desire, THE LESSEE may by giving twenty four (24) hours’ notice in writing request for provision of lift facility beyond the timings fixed as aforesaid for the provision of such lift facility to the Demised Premises, on the second half of Saturdays and also on Sundays, Public and National Holidays or beyond THE LESSEE’s specific operating hours. Upon receipt of such a written request, THE LESSOR may provide lift facilities to THE LESSEE calculated at a rate which shall be 1.2 times the actual cost incurred on this account.

43.                                 To carry out at its own cost, all major and structural repairs to the Demised Premises and also to the said Building.

44.                                 To supply and maintain regular supply of power/ electricity and water to the Demised Premises.

45.                                 To keep the Demised Premises in wind and watertight condition.

46.                                 To permit to carry out at the cost of THE LESSEE, but without in any way damaging the main structure of the Demised Premises or the said Building, erection of internal partitions and other internal alterations and additions which are not visible from outside, as may be necessary for the business of THE LESSEE provided THE LESSEE shall give prior written intimation of thirty (30) days to THE LESSOR in writing and with prior written approval of THE LESSOR’s architect, THE LESSEE shall commence such alteration(s) or addition(s), provided, further that if any such additions or alterations, require the prior approval or permission of any Municipality or any other local body or authority, local or otherwise, or are governed by any rules or regulations. THE LESSEE shall not carry out such additions or alterations or erections without obtaining the prior permission or approval aforesaid and complying with such rules and regulations of such Municipal or local body or Government Authority. Provided further, that THE LESSEE shall upon vacating the Demised Premises remove such fixtures and fittings and restore the Demised Premises to THE LESSOR in its original condition, excepting reasonable wear and tear.

47.                                 To allow during the term of the Lease Deed, peaceful enjoyment of the Demised Premises, subject to THE LESSEE performing all its obligations under this Lease Deed.

COVENANTS AND CONDITIONS TO BE OBSERVED AND PERFORMED BY THE PARTIES:

48.                                 The super built — up area calculations are as provided in Annexure – IV hereto. All payments by THE LESSEE towards rent, interest free security deposit, interest free maintenance security deposit, maintenance and other charges etc. shall be determined and payable by THE LESSEE in terms of the final super built-up area to be determined on the Date of Possession/ Lease Commencement whichever is earlier.

49.                                 In the event any local body / authority takes over the maintenance of such services and facilities / amenities and the payment for such services and facilities / amenities of said Complex (more particularly set out in Annexure – VI) to the local body / authority is to be made by THE LESSOR, then THE LESSEE agrees to reimburse all such costs and charges as may be levied in respect of the Demised Premises to THE LESSOR as may be demanded by THE LESSOR at actuals, duly supported by relevant documents, if available.

50.                                 THE LESSOR has provided electrical wiring only up to the main distribution board on each floor in the said Building and shall not provide any electric wiring, fixtures and fans etc., inside the office spaces which shall be installed by THE LESSEE at its own cost. Similarly air conditioning is provided by THE LESSOR up to air handling unit on each floor of the said Building. The internal distribution system of air conditioning in the Demised Premises shall be the sole responsibility of THE LESSEE.

51.                                 The fire fighting and fire detection system which is provided by THE LESSOR in accordance with Amendment no.3 to the National Building Code of 1983 (SP7):1983 Part IV is limited to installation of sprinklers and fire detection system in the basement(s) and common areas of the said Building such as lobbies, staircases corridors, etc. and service shaft for fire fighting and sprinkler services on each floor.

If, however, due to any subsequent legislation, Government orders, directives or guidelines or due to any change in the National Building Code, additional fire safety measures are undertaken, then THE LESSEE agrees to pay on demand additional expenditure incurred thereon for installing additional fire safety measures as determined by THE LESSOR which shall be final and binding on THE LESSEE. THE LESSEE agrees that, in case THE LESSEE so desires, it shall at its own cost and responsibility install fire fighting equipment and systems within the Demised Premises which shall be in compliance with the fire fighting regulations and safety systems as prevalent and approved by the Competent Authorities.

However, it is made clear that any lapse on the part of THE LESSEE in installing safe and adequate fire fighting systems within the Demised Premises or any fire, electrical or otherwise, or any kind of hazard originating from the Demised Premises shall not impose any legal and financial liability on THE LESSOR and THE LESSEE agrees to keep THE LESSOR indemnified and harmless in this regard. Similarly THE LESSEE shall ensure that the internal air-conditioning electrical systems and any other work done internally within the Demised

Premises shall not pose any fire, electrical, structural, pollution and health hazards. THE LESSEE shall be solely responsible for all legal and financial consequences arising there from and THE LESSEE agrees to keep THE LESSOR indemnified and harmless in this regard.

52.                                 If THE LESSEE requires any extra fire fighting systems to be installed in the Demised Premises, including but not limited to extending fire fighting system in the Demised Premises, then the same shall be installed by THE LESSOR at a cost which shall be 1.2 times the actual costs, to be payable by THE LESSEE to THE LESSOR.

53.                                 In the event THE LESSOR suggests additional fire safety measures, though not statutorily required, for installation by THE LESSEE within the Demised Premises and THE LESSEE fails to implement THE LESSOR’s suggestion either fully or in part, then THE LESSEE alone shall be liable and responsible for all consequences arising from such inaction/decision on its part.

54.                                 It is abundantly made clear to THE LESSEE that the cost incurred by THE LESSEE, during the lease period, to install fire fighting and fire detection systems within the Demised Premises, shall be to its account solely and shall not be borne or refunded by THE LESSOR or deducted from the rent payable to THE LESSOR under any circumstances whatsoever.

55.                                 During the term of the Lease Deed and the renewed Lease Deed if any, THE LESSOR shall obtain fire and special peril insurance coverage of the entire said Building, including third-party liability and shall make timely payment of all insurance premiums.

56.                                 During the term of the Lease Deed and the renewed Lease Deed if any, THE LESSEE shall obtain comprehensive insurance coverage, including third-party coverage, of all interior works while carrying out interiors or thereafter from the time of take over of possession for interiors and lease term(s), renovations, furniture, equipment and/or other items kept or stored in the Demised Premises, third party shall make timely payments of all insurance premia. THE LESSOR shall in no way be responsible for any loss occasioned by THE LESSEE on account of not obtaining comprehensive insurance coverage of all renovations, furniture, equipment and/or other items kept or stored in the Demised Premises.

57.                                 However, it is made clear that in the event of an accident or fire or damages for any other reason resulting in any loss, financial or otherwise to either party or to third parties, both Parties agree to take up the matter with their respective Insurance Companies through the insurance cover including third party liability.

THE LESSEE shall allow third party fire /safety inspectors being appointed by THE LESSOR /its nominees for fire /safety audit.

58.                                 That if at any time during the occupation by THE LESSEE of the Demised Premises, the lifts or the air conditioning system fails to function or fails to maintain the required temperature levels, THE LESSEE shall be entitled to call upon and require THE LESSOR to remedy and rectify the system within a reasonable time. Provided, however, that THE LESSOR shall ensure that there will not be total absence of lifts and air-conditioning for more than one day at a time.

59.                                 THE LESSOR may forthwith re-enter upon the Demised Premises or upon any part thereof or may terminate this Lease and this Lease Deed shall thereupon stand determined but without prejudice to any claim which THE LESSOR may have against THE LESSEE in respect of any breach, non — performance or non — observance of the covenants or conditions herein contained in the following events:

(a)          If any amount payable by THE LESSEE to THE LESSOR by way of rent and other sums/ charges payable under this Lease Deed shall be in arrears and unpaid for a period of Thirty (30) days after the same has become due and THE LESSEE fails to clear the payments.

(b)         If THE LESSEE shall omit to perform, observe any covenant or condition to be observed and performed on the part of THE LESSEE and shall continue to do so or fails to remedy the breach within seven (7) days of the intimation of such breach or THE LESSEE is adjudicated as insolvent

It is further agreed by THE LESSEE that THE LESSOR shall be entitled to adjust all and any sums due to THE LESSOR including rent, car/two wheeler parking space charges, façade signage charges (due for the year in which the lease is terminated) and maintenance charges for the unexpired lock in period of lease and to the extent of shortfall in notice period, taxes, interests, damages etc., against all security deposits made by THE LESSEE with THE LESSOR under this Lease Deed. In the event the aggregate of arrears of rent, any other sum due and payable and the above mentioned costs exceed the amounts deposited as security deposits with THE LESSOR, then THE LESSEE shall pay to THE LESSOR such amounts due to THE LESSOR, over and above such sums deposited by THE LESSEE with THE LESSOR.

60.                                 That if the Demised Premises or any part thereof be destroyed or damaged by fire (not caused by any willful act or negligence of THE LESSEE), earthquake, tempest, flood, lightning, violence of any army or mob or enemies of the country or by any other irresistible force so as to render the Demised Premises unfit for the purpose for which the same was leased, THE LESSEE may, temporarily vacate the whole or such portion of the Demised Premises as may be required to enable THE LESSOR to carry out repairs in order to restore the Demised Premises as it was then existing at the time of THE LESSEE entering into the Demised Premises (reasonable wear and tear excepted) and in such event, the payment of rent, other charges and maintenance/service charges till the affected area of the Demised Premises or portion thereof are repaired and restored to the state as specified above shall abate.

However, if such force majeure conditions persist for more than 90 days, THE LESSEE shall have the option to terminate the Lease Deed vide giving 30 days written notice to THE LESSOR. In such an event, THE LESSOR shall be liable to refund the Security Deposits paid by THE LESSEE towards the lease of the Demised Premises to THE LESSEE.

61.                                 THE LESSEE undertakes that during the term of this Lease Deed or any renewal thereof, it shall maintain its corporate existence and shall not dissolve or liquidate or enter into an agreement with any party, including but not restricted to a compromise with its creditor(s) such that its corporate existence is or may be questioned, in which event, this Lease Deed shall automatically terminate.

In the event of THE LESSEE being adjudged insolvent or in the case of Company/ Firm being liquidated, the Lease shall stand automatically terminated and THE LESSOR shall enter into the Demised Premises to assume the possession which shall be without prejudice to the rights of THE LESSOR to claim/ recover its dues along with interest/ damages till the date of termination.

62.                                 THE LESSOR shall have the right to install posters, banners, contra-visions, any displays of multimedia/visual format in the common areas like lift lobbies, atrium(s), lifts etc. of the said Building.

63.                                 The entry to the lift lobby/atrium of the said Building will be permitted to the employees of THE LESSEE only through the Access Cards provided by THE LESSOR. The cost of such Access Cards shall be borne by THE LESSEE. THE LESSEE shall provide THE LESSOR details of all employees for whom the cards are to be made at least one month prior to the Date of Occupation. Any additional cards required by THE LESSEE will be provided after one month from the date of request.

The cost of the Access Cards shall be paid to THE LESSOR at the time of making such request.

In the event of loss of Access Card by THE LESSEE’s employee(s), the same shall be intimated to THE LESSOR immediately by THE LESSEE so as to avoid any misuse thereof.

The new Access Card will be issued on receipt of written request from THE LESSEE along with the cost of Rs.35/- per card.

In the event of cessation or termination of any employee of THE LESSEE, the Access Card shall be returned to THE LESSOR immediately to avoid any misuse thereof.

64.                                 THE LESSEE agrees and consents that it would have no objection to THE LESSOR mortgaging or creating a third party charge on the Demised Premises subject to, however, that the creation of such mortgage / charge of the Demised Premises shall not affect the rights of THE LESSEE to use the Demised Premises during the lease period.

65.                                 THE LESSEE agrees and consents that it would have no objection for transfer either by way of sale, mortgage or in any other manner howsoever, of the Demised Premises and/or the said Building, provided, the rights of THE LESSEE in the Demised Premises remain unaffected vis-à-vis the transferee.

66.                                 THE LESSEE agrees and commits that THE LESSOR shall have sole and absolute right to make additions, raise storeys or put up additional structures as may be permitted by competent authorities and such additional structures and storeys shall be the sole property of THE LESSOR, which THE LESSOR will be entitled to dispose of in any way it chooses without any interference on the part of THE LESSEE by itself or with one or more of the rest of occupants of the said Building. Further all the terraces of the said Building including the parapet walls of the terraces shall always be the property of THE LESSOR and THE LESSOR shall be entitled to use the same for any purpose as it may deem fit.

67.                                 That if during the term of the Lease Deed and the renewed Lease Deed if any, the Demised Premises or any part thereof be lawfully acquired or requisitioned by the Government or any local body or authority, local or otherwise, THE LESSOR alone shall be entitled to any and all compensation payable and THE LESSEE shall not raise any claim in respect thereof on THE LESSOR.

68.                                 That where two or more persons are included in the term “THE LESSEE” all covenants, terms, conditions and restrictions shall be binding on them jointly and each of them severally and shall be binding on their personal representatives respectively, jointly and severally.

69.                                 That if any provision of this Lease Deed shall be determined to be void or unenforceable under applicable law, such provisions shall be deemed amended or deleted to the extent necessary to conform to applicable law and the remaining provisions of this Lease Deed shall remain valid and enforceable.

70.                                 That THE LESSEE and THE LESSOR shall abide by the laws of the land and any and all local enactments in respect of this Lease Deed of the Demised Premises. THE LESSOR may, with intimation in writing to THE LESSEE, inspect the Demised Premises from time to time at frequencies considered necessary by THE LESSOR and should there be any violations, contraventions as are observed by

THE LESSOR, THE LESSEE will ensure compliance with the requirements as per applicable laws.

71.                                 Any penalties levied by the Government, State, Municipal Body etc. as a result of non-compliance by either Party will be borne by the defaulting party in respect of the Demised Premises.

72.                                 That the building wherein the Demised Premises are located is a strictly no-smoking area. THE LESSEE shall ensure that no act in contravention of the provisions of ‘Prohibition of Smoking in Public Places Rules, 2008’ is committed in the Demised Premises or in the common spaces of the Building wherein the Demised Premises are located. In case any offence under the ‘Prohibition of Smoking in Public Places Rules, 2008’ is committed in the Demised Premises or in common areas of the said Building wherein the Demised Premises are located, by any employee/visitor of THE LESSEE, THE LESSEE shall be responsible for the same and any fine payable in respect thereof shall be paid by THE LESSEE and THE LESSOR shall not be responsible for the same.

.73.                              That any notice, letter or communication to be made, served or communicated unto THE LESSOR under these presents shall be in writing and shall be deemed to be duly made, served or communicated only if the notice, letter or communication is addressed to THE LESSOR at the address given below or such other addresses as may be intimated in writing by THE LESSOR in this behalf and sent by registered post/fax/email (given hereunder)/ speed post or delivered personally with acknowledgement. Similarly any notice, letter or communication to THE LESSEE by THE LESSOR or other authorized representatives of THE LESSOR shall be deemed to be made, served or communicated only if the same in writing is addressed to the below mentioned address of THE LESSEE or to the address of the Demised Premises when THE LESSEE has shifted to the same, by registered post/fax/email (given hereunder)/ speed post or delivered personally with acknowledgement. The communication is to be addressed to the following:

For THE LESSOR	For THE LESSEE

Head – Marketing (South, East & West)	Facilities Head
10th Floor, DLF Gateway Tower,	Virtusa Software Services Pvt. Ltd.
‘R’ Block, DLF City Ph – III,	The Lords, Plot no. 1 & 2,
Gurgaon – 122002	Northern Extension Area,
Thiru-VI- KA, Industrial Estate,
Guindy, Chennai – 600 032
Phone 91-124- 4057410	Phone: +91 – 44 – 3927 7700

Fax 91-124-4057414	Fax: + 91 – 44 – 4200 2800
E Mail: lease-chennai@dlf.in	E mail: virtusaindfinance@virtusa.com

This Annexure forms an integral part of the Lease Deed.

For and on behalf of	For and on behalf of
DLF Assets Private Limited	Virtusa Software Services Private Limited

(A.C. Sachdev)	(Neeraj Dutt)
AUTHORIZED SIGNATORY	AUTHORIZED SIGNATORY

ANNEXURE II

Commercial Terms and Conditions forming integral part of Lease Deed dated                             between Virtusa Software Services Private Limited and DLF Assets Private Limited.

S.N	Item	Description	Cross Reference (For convenience only) Reference Clause of
(a)	Demised Premises	Location- Chennai Building — DLF IT Park @ Chennai Block— 10 Super Built up Area - . 49,974 sq.ft. (4,642.688 sq.mtrs.) Floor — Part of 7th (Hereinafter referred to as “Demised Premises”).	1 of Lease Deed

(b)	Aggregate super built up area under this Lease Deed	4,642.688 Sq. Mtr.	1 of Lease Deed

		49,974 Sq.ft. (Forty Nine Thousand Nine Hundred and Seventy Four Square ft.)	1 of Lease Deed

(c)	Number of car/two wheeler parks in basement/ stilt/ surface/ mechanical car parking spaces		4 of Lease Deed & 18 of Annexure — I

At the rate of Rs. 1,000/- per car park per month and the said car parking charges of Rs. 1,000/- per car park per month shall be inclusive of car park maintenance charges. The Service Tax and other taxes as applicable shall be additional.

Fifty (50)
	Additional Car /two wheeler Parking Spaces, required by THE LESSEE will be given, subject to availability on payment of Rs. 1,000/- per car park per month. The Service Tax as applicable	NIL

shall be additional.

	TOTAL	Fifty (50)

(d)	Date of Possession	15th May, 2011	2 of Lease Deed

(e)	Date of Lease Commencement	15th May, 2011	2 of Lease Deed

(f)	Date of Rent Commencement

Bare Shell Payment of Rent by LESSEE shall commence from 15th July, 2011.

For Car /Two Wheeler Parking spaces charges: The payment shall commence from the Rent Commencement Date.

For Façade Signage Charges, payment shall commence from the 13th month of the Lease Tenure i.e. 15th May, 2012.

2 of Lease Deed

(g)	Initial lease period from the Date of Lease Commencement

The initial Lease shall be for a period of 5 years with THE LESSEE having the sole option to renew the lease for one term of 5 Years. Further, beyond 5+5 years, if mutually agreed between the parties, the lease may be renewed for a further additional term under mutually agreed terms and conditions, provided THE LESSEE obtains prior SEZ approval for the lease term / renewed lease term(s).

Both THE LESSOR and THE LESSEE shall maintain their SEZ/ Unit Approvals valid during the entire Lease Tenure/ renewed Lease Tenure.

12 of Annexure I of Lease Deed

(h)	Option to renew Lease Deed for further period

One term of Five years

Further beyond 5+5 years, if mutually agreed between the parties, the lease may be renewed for a further additional term under mutually agreed terms and conditions, provided THE LESSEE

5 of Lease Deed

obtains prior SEZ approval for the lease term / renewed lease term(s).

(i)	Monthly Rent Payable on super built up area for initial 36 months of the lease period		1 of Annexure I of Lease Deed

Bare Shell

Rs. 40/- (Rupees Forty only) Per Sq. Ft. Per Month amounting to Rs.19,98,960/- (Rupees Nineteen Lakhs Ninety Eight Thousand Nine Hundred and Sixty Only) per month

The Service Tax and other taxes on monthly rents as applicable shall be additional and shall be borne by THE LESSEE.

(j)	Increase in rent, Interest Free Security Deposit, façade signage charges, any other charges

The rent will be enhanced by fixed 15% over the last paid rent at the end of Thirty Six (36) months, Seventy Two (72) months and One Hundred and Eight (108) months respectively from the date of Lease Commencement.

The interest free security will be enhanced to be always equal to Six (06) months rent and shall increase by 15% at the end of the Thirty Six (36) Months, Seventy Two (72) months and One Hundred and Eight (108) months respectively from the date of Lease Commencement.

5 of Lease Deed & 9 of Annexure I of Lease Deed

The enhancement of rent and payment of enhanced Interest Free Refundable Security Deposit shall not lead to waiver of 6 months’ notice required to be given by THE LESSEE, as per the terms of this Lease Deed, for renewal(s) of the Lease Deed.

In the event, THE LESSEE shifts into another block/ tower/ building of THE LESSOR which is operational at a later date, then in all such cases, the escalation for the space taken up in the new block/Tower/ Building shall be co-terminus with the previous block/ tower/ building escalation dates.

In the event THE LESSEE takes up space in phased manner or additional space subsequently, then the escalation for all subsequent phases shall be co-terminus with the escalation date for Phase I take up.

(k)	Car parking space charges

50 Car/two wheeler parking spaces will be provided in basement/ stilt/ surface/ mechanical car parking spaces on payment of Rs. 1,000/- per car park per month and the said car parking charges of Rs. 1,000/- per car park per month shall be inclusive of car park maintenance charges.

Car parks required by THE LESSEE will be given @ Rs. 1,000/- per car park per month. Any additional car parks required by THE LESSEE will be given, subject to availability, @ Rs.1,000/- per car park per month. The lock-in period shall also be applicable to car parking spaces.

The Service Tax and any other taxes on car parking charges as applicable shall be additional and shall be borne by THE LESSEE.

There shall be no escalation in the car parking space charges.

18 of Annex — I

(l)	Bulk Electricity Supply Deposit for 300 KVA of Power Load.

NIL

Any additional power load required by THE LESSEE shall be provided not exceeding 3% of 0.006 KVA per sq.ft. of leased area, subject to availability and on payment of a non-refundable charge of Rs. 10,000/- per KVA of power load in addition to the refundable deposit of Rs. 4,000/- per KVA of power load. However, any additional infrastructure cost required for supply of power from the source of power to the electrical tap off box on the floor shall be borne by THE LESSEE at Cost + 20% basis. Any additional power load requirement beyond 3% of 0.006 KVA per sq.ft of leased area shall be discussed separately between the parties.

It is however clarified that the above mentioned power load of 0.006 KVA per sq.ft. of super built-up area is exclusive of power load for air conditioning provided by THE LESSOR.

16 of Annex-I

(m)	Interest Free Refundable Security Deposit always equivalent to rent of Six (06) months at any given point of lease.	Rs.1,19,93,760 (Rupees One Crore Nineteen Lakhs Ninety Three Thousand Seven Hundred and Sixty Only) The amount shall stand increased by such percent as mentioned in Clause (j) above.	8, 9,10 & 11 of Annexure I of Lease Deed

	- Paid at the time of signing of MOU vide cheque dated 02.04.2011, bearing No.00204 drawn on HDFC Bank	Interest free refundable security deposit amounting to Rs. 59,96,880/- (Rupees Fifty Nine Lakhs Ninety Six Thousand Eight Hundred and Eighty Only)

	- Payable on signing of this Lease Deed and before handover for interior works.	Interest free refundable security deposit amounting to Rs. 59,96,880/- (Rupees Fifty Nine Lakhs Ninety Six Thousand Eight Hundred and Eighty Only)

(n)

Interest Free Refundable Maintenance Security Deposit @ Rs 11.50 per sq.ft. per month for normal office hours i.e. from 8.00 a.m. to 8.00 p.m. from Monday to Friday and from 8.00 a.m. to 2.00 p.m. on Saturday except Sundays, Public and National Holidays orfor 24*7 operations except Public & National Holidays.

Maintenance services on National Holidays can only be provided if THE LESSEE gets the requisite approvals from the local administration / competent authority(ies) and not otherwise.

The above rates are estimations as on 1st April 2008 and will depend on the relevant rates of petroleum products, taxes, electricity rates, wages & salaries during the Lease Tenure/ Renewed Lease Tenure. All maintenance charges are at cost + 20% as given in Clause 7 Annexure I.

	NIL	11 of Annexure I of Lease Deed

(o)	Facade Signage Charges for initial 12 months of the lease term starting from the date of Lease Commencement	NIL	Clause 16 of Annexure I of Lease Deed

	Façade Signage charges from 13th month of the lease term starting from the date of Lease Commencement i.e. w.e.f. 15th May, 2012	Rs. 6,00,000/- (Rupees Six Lakhs only) per annum

(p)	Lock- in period from the Date of Lease Commencement.	Thirty Six (36)Months	3 of Lease Deed and 12 of Annexure I

(q)	Notice period for termination of Lease Deed	Six (06)Months	3 of Lease Deed

(r)	Cost of finishing works related to the common passage @ Rs. 15 per sq. ft. of the leased area on signing of this Lease Deed. The Service Tax and other taxes, as applicable shall be additional.	Rs. 7,49,610/- (Rupees Seven Lakhs Forty Nine Thousand Six Hundred and Ten only)	17 of Annexure I

(s)	Place at which the rent and all other sums payable by THE LESSEE to THE LESSOR by Cheques/ Bank drafts/ wire transfer.	New Delhi	2 of Annexure I

(t)	Charges for Electricity/Power for internal Usage	As per Annexure XI

This Annexure forms an integral part of the Lease Deed.

For and on behalf of	For and on behalf of
DLF Assets Private Limited	Virtusa Software Services Private Limited

(A C Sachdev)	(Neeraj Dutt)
AUTHORIZED SIGNATORY	AUTHORIZED SIGNATORY

ANNEXURE — III (a)

DESCRIPTION OF THE PLOT

All those pieces and parcels of lands admeasuring a total area of 12.3808 hectares comprised in

Sl. No.	Survey Number	Area in Hectares
1.	58/5	0.3650
2.	58/2B	0.3050
3.	58/2A	0.2550
4.	58/6B	0.3400
5.	57/14	0.1039
6.	58/6A	0.1100
7.	57/5C	0.0600
8.	57/2	0.3050
9.	57/7B	0.0037
10.	57/4	0.3350
11.	57/6	0.0290
12.	57/5A	0.0600
13.	57/5B	0.0600
14.	58/3	0.3400
15.	58/4	0.3450
16.	59/2	0.2350
17.	59/3A2A	0.0600
18.	61/3B	0.1050
19.	61/3C	0.0250
20.	55/6A1	0.6397
21.	59/3A3	0.4050
22.	59/3A4	0.4050
23.	59/3A2B	0.3168
24.	59/3A2C	0.9450
25.	57/15A	0.2450
26.	58/7B2	0.0300
27.	58/8	0.0960
28.	57/15B	0.4054
29.	58/7A1	0.0600
30.	58/7B1	0.0300
31.	56/2B2	0.0850
32.	56/2C	0.3011
33.	59/3A1	0.4050
34.	58/9	0.0575
35.	59/1	0.0636
36.	59/3B	0.5271
37.	60/2	0.8950
38.	60/1A	0.0250
39.	60/1B	0.0150
40.	60/1D	0.5700
41.	60/1E	0.3150
42.	60/1F	0.3450
43.	58/7B2	0.0200
44.	58/8	0.0700
45.	58/9	0.0720
46.	58/10	0.0810
47.	59/1	0.4870
48.	59/3B	0.0600
49.	56/2C	0.1000
50.	56/2E	0.0280
51.	56/2F	0.0280
52.	56/2G	0.0490
53.	56/3	0.0210
54.	56/4	0.0320
55.	57/6	0.0120
56.	57/7B	0.0890
57.	57/10B	0.0890
58.	57/13	0.0400
59.	57/14	0.0740
60.	57/15A	0.3130
61.	57/15B	0.0890
62.	59/3A2B	0.0030

Mugalivakkam Village, Sriperumbudur Taluk, Kancheepuram District, and situated within the sub-registration district of Kunrathur, and registration district of South Chennai.

Item II

All those pieces and parcels of lands admeasuring a total area of 4.35012 hectares comprised in Survey Nos.55 (0.07500 Hec), 57 (0.10445 Hec), 58/1 (3.38925 Hec), 58/2 (0.19538 Hec) and 58/3 (0.58604 Hec). Manapakkam Village, Sriperumbudur Village, Kancheepuram District, and situated within the sub-registration district of Joint-I, South Chennai and registration district of South Chennai.

Item I and Item II in all measuring 16.73092 hectares

Situated in DLF IT PARK @ Chennai, 1/124 Shivaji Gardens, Moonlight Stop, Nandambakkam Post, Ramapuram, Mount-Poonamallee Road, Chennai 600 089

SCHEDULE B - (Description of leased Premises)

49,974 sq. ft ( 4642.688 sq. mtrs.) of super built up area on part of 7th Floor of Block 10 situated in the Schedule A Property.

DLF IT Park @ Chennai is a Special Economic Zone IT Park notified vide official gazette numbers F- 2/124/2006 dated 16th November 2006 and F-2/124/2005 dated 14th February 2007 approved by Ministry of Commerce.

ANNEXURE — III(b)

DESCRIPTION OF THE FLOOR PLAN

Ministry of Commerce.

ANNEXURE — III(b)

DESCRIPTION OF THE FLOOR PLAN

ANNEXURE — IV

AREA STATEMENT

SUPER BUILT UP AREA CALCULATIONS

BLOCK- 10, OFFICE COMPLEX, MANAPAKKAM, CHENNAI

FLOOR	OFFICE AREA		SUPER AREA		TERRACE AREA		TOTAL SUPER BUILT UP AREA
OFFICE NO.	(SQM)	(SFT)	(SQM)	(SFT)	(SQM)	(SFT)	(SQM)	(SFT)
SEVENTH 7F1	1553.554	16722	1941.942	20903	––	––	1941.942	20903
SEVENTH 7F2	1080.216	11627	1350.271	14534	––	––	1350.271	14534
SEVENTH 7F3	1080.380	11629	1350.475	14537	––	––	1350.475	14537
TOTAL	3714.150	39978	4642.688	49974	––	––	4642.688	49974

The Super built up area shall be the sum of Office areas, the Common areas in the entire said building, i.e., Block-10 and useable terrace(s) area attached to Office area. The aforesaid areas are tentative and are subject to change, the final Super built up areas shall be confirmed by the DLF Assets Private Limited on the date of possession upon completion of construction of above said building after accounting for changes, if any, during construction.

Whereas the Office area on a floor shall mean the entire area enclosed by its periphery walls including area under walls, wall cladding, columns, toilets, pantries, lift lobbies, AHU, Electrical rooms, which form integral part of said office floor and the Common areas shall mean all such parts / areas in said building which the M/s Virtusa Software Services Pvt. Ltd. / Occupants of one floor shall use by sharing with the Occupants of other floors, including entrance canopy, corridors and passages, area of cooling towers and chillers, security / fire control room(s), lift shafts, all electrical shafts, D.G. shafts, A.C. shafts, pressurisation shafts, plumbing and fire shafts on all floors and rooms, staircases, mumties, lift machine rooms, over head water tanks and services area on roof of said building. In addition prorata share of common services area in the basement and on surface of the said plot, including but not limited to electric sub-station, transformers, D.G. set rooms. Underground water and other storage tanks, A.C. Plant room, Pump rooms, Sewage treatment plant, maintenance and service rooms, fan rooms, circulation areas etc. shall be counted towards common areas. Office area to Super area ratio shall be 80%.

Area of terrace(s), attached to Office area, if any, shall be counted 50% and added to the total Super built up area. However, lessee shall not be allowed to cover such terrace(s) and shall use same as open areas only and in no other manner whatsoever.

ANNEXURE V

STATEMENT OF RENT, INTEREST FREE SECURITY, INTEREST FREE MAINTENANCE SECURITY, CAR,TWO WHEELER PARKING SPACE CHARGES PAYABLE BY VIRTUSA SOFTWARE SERVICE PRIVATE LIMITED, TO DLF ASSETS PRIVATE LIMITED DURING THE PERIOD OF LEASE

						INTEREST FREE	CAR PARKING
BEGINNING FROM	ENDING ON	AREA (in Sq.ft.)	Rent (Rs per sq.ft. per mth)	MONTHLY RENT PAYMENT OF THE SUPER BUILT-UP AREA (Rs.)	INTEREST FREE SECURITY (IN RS) EQUIVALENT TO SIX (06) MONTHS PREVAILING RENT	MAINTENANCE SECURITY DEPOSIT FOR NORMAL WORKING HOURS/ 24x7 OPERATIONS	50 Nos. of Car Parking @ Rs. 1,000 per Car Park per month (In Rupees)	0 Nos. of Additional Car Parking @ Rs. 1,000 per Car Park per month

15.05.2011	14.05.2014	49,974	40.00	19,98,960.00	1,19,93,760.00	NIL	50,000.00	NIL

15.05.2014	14.05.2016	49,974	46.00	22,98,804.00	1,37,92,824.00	NIL	50,000.00	NIL

Note: All terms as per Lease Deed are applicable.

ANNEXURE VI

MONTHLY MAINTENANCE AND SERVICE EXPENDITURE (INDICATIVE)

A.                       The expected monthly maintenance and service expenditure shall be charged at actuals +20% of the sum total of the following expenditure calculated on 49,974 sq.ft. of Super Built — up area basis and shall be charged every month. The expenditure shall include but shall not be limited to the following:

1.                           Annual maintenance contracts, Service contract expenditure including taxes & statutory levies as applicable, lease rental and other charges for operation and maintenance of all electro-mechanical equipments and all other equipment installed and to be additionally installed by THE LESSOR/maintenance agency.

2.                           Cost of water for all purposes.

3.                           Cost of electricity for central air-conditioning and all services provided including in the parking, common and external areas.

4.                           Cost of maintenance of landscaped areas, compound wall, tube well, electrification sewerage, roads and paths and any other services within the boundary of the said plot.

5.                           Cost of maintenance, cleaning, painting and necessary replacements of a revenue nature in common areas including cost of maintenance of basements and common services therein.

6.                           Cost of security services.

7.                           Cost of administrative staff, maintenance staff of the building and the manager directly related to the maintenance of the building.

8.                           Cost of all consumables for all services in common areas.

9.                           Annual fees of various authorities.

10.                     Cost of diesel and lubricants etc. for DG sets and cost of gas and lubricants etc. for gas generators and air conditioning systems etc.

11.                     Cost of all replacements / refurnishing of parts of various equipments used in maintenance services.

12.                     Cost of augmentation/upgradations/replacement/deployment of existing and additional security/fire/other electromechanical systems acquired through leasing/amortization/ rental basis.

13.                     Cost of expenses incurred on infrastructure in and around the said Building.

14.                     Cost of insurance of Building and fitouts when fitted out space is provided.

15.                     Township maintenance charges till the services of the colony are handed over to a local body or authority.

16.                     Depreciation / sinking fund /lease rentals of all electro-mechanical equipments, including but not limited to chillers, D.G. Sets and lifts.

17.                     Maintenance Charges for Car/ Two Wheeler Parking Spaces

18.                     Any expenditure incurred on personnel, administrative and any other related cost of the custom/excise staff posted at SEZ operations.

B.                         Cost of exclusive services, if any, provided to the occupant shall be extra.

C.                         Service Tax and other taxes, as applicable, shall be additional.

ANNEXURE-VII

CAR/ TWO WHELER PARKING SPACES EARMARKED FOR USE BY THE LESSEE

Number of car/ two wheeler parking spaces earmarked in the basement/ surface/ mechanicalcar/ two wheeler parking spaces for use by THE LESSEE

Fifty (50) Numbers

ANNEXURE VIII

TENTATIVE SPECIFICATIONS FOR BLOCK 10, DLF IT Park @ Chennai

STRUCTURE	RCC framed structure
Finishes
External Façade	Combination of Clear Float Glass and/or Reflective floats glass with Granite / Metal Cladding / Exterior paint / any other.
Atrium, Lift Lobbies Floors & Walls.	Combination of Indian marbles and / or granites.
Main staircase(s) / Fire Escape staircase(s)	Terrazzo / Kota Stone / Good concrete.
Elevators	High Speed Passenger Elevators. Service Elevator
Parking	Stilt/Surface/Basements/Mechanical
Amenities

Centrally Air Conditioned Building — Provision for office area Air Conditioning provided upto AHU on each floor. The internal distribution system of Air Conditioning shall be sole responsibility of the tenant.

Power Back up	100% power back-up including power back up for AC system also.
Fire Fighting

Sprinkler and fire detection system will be provided in the basement area and common area only as per NBC. For fire fighting & sprinkler services in Office area, provisions will be made upto service shaft on each floor.

Wash room	Gents / Ladies Toilet on each floor as per statutory norms, CI/GI piping will be provided, but no CP fittings, Fixtures Wall / Floor finishes. Door & shutters will be provided.
Electricity/Telephone	Provision on each floor up to the shaft. Connections have to be arranged by respective owners/users. No Electric conduits or wiring shall be provided in the slab.

NOTE:

a)              Materials specially the imported ones are subject to availability as per prevalent policies of Govt. of India.

b)             Wherever larger floor heights are provided due to architectural reasons, from the viewpoint of air conditioning load, the height of false ceiling to be done by the Occupants shall not exceed 3 mtrs. from the finished floor level.

c)              The above-mentioned specifications are for common area only. The office area will be in “BARE SHELL” condition only i.e. cement flooring, no plaster on concrete columns, walls or ceiling except on brick walls wherever provided. All fittings, A.C. Ducts, Electrical distribution and Fire Fighting etc. shall be the sole responsibility of the Occupants.

d)             Plumbing provision for extra toilets may be provided at one / two different locations

e)              The above specifications are tentative and are subject to change at the sole discretion of THE LESSOR.

ANNEXURE IX

HANDOVER OF DEMISED PREMISES FOR OCCUPATION

1.                           Gas Generators, DG and Chillers shall be commissioned for servicing the Demised Premises when THE LESSEE has completed their scope of work for the low side before the integration with THE LESSOR high side services can be done. The services will be provided/ connected within three working days of THE LESSEE’s request after THE LESSEE has completed their scope of work including interiors.

2.                           Lift facility will be available one day before THE LESSEE starts operations, when advised by THE LESSEE.

3.                           THE LESSEE to discuss and finalize all connectivity issues relating to telephone  service provider with the service provider. Cables of Telephone Service Provider shall be terminated to the basement of the building.

4.                           THE LESSOR shall not provide any storage space to THE LESSEE in the basements of the said Building.

ANNEXURE X

THE LESSEE’S RESPONSIBILITY DURING INTERIOR FITOUTS WORK, ADDITIONS/ MODIFICATIONS/ ALTERATIONS OF INTERIOR WORKS (REFERRED HEREINAFTER AS INTERIOR WORKS) AND DURING THE LEASE TENURE / LEASE RENEWAL TENURE AND DURING OPERATIONS

THE LESSOR has provided the fire detection systems as elaborated in Part B.  These systems are as per NBC norm.

A                                       THE LESSEE will be responsible to ensure the following elaborated under different sub heads:

(I)                                    FIRE DETECTION & FIRE FIGHTING

1.               The existing sprinkler systems provided is not to be isolated or closed at any point of time during interior works.

a)              For providing sprinklers below false ceiling a separate network of sprinklers to be installed.

b)             Before starting the interior/fitout works, THE LESSEE will also check for themselves that the sprinkler systems are in working condition. .

c)              Upon completion of False Ceiling, the sprinkler below false ceiling is to be charged.  Only upon charging the sprinklers below false ceiling THE LESSEE can do other interior works and can bring in the carpets / furniture / modular workstations/ chairs / wood for partitions etc. into the premises for installation.

2.                                       Fire detection, alarm systems and fire fighting systems must not be closed or isolated during the period when interior works are carried out or during the lease period or lease renewal period.

2(a).                             As and when there is Puja/ Havan in THE LESSEE’s Premises the Building Manager to take proper action for alarm system so that other occupants are not disturbed. THE LESSEE shall send prior notice for the Puja/ Havan including the essential details like time, date and the venue to the Building Manager.

3.                                       Before start of Interior works THE LESSEE to ensure 4 nos. Fire Extinguishers, 4 Nos. Sand buckets & 4 nos. Water buckets are placed at different locations on each floor of the premises when THE LESSEE is starting the interiors.

4.                                       Before doing any welding works, THE LESSEE to obtain hot works permit and ensure that the site is clear, no paper/wood pieces/or any other combustible material is around and adequate standby fire-fighting mechanism in place, which includes at least 2 nos of fire extinguishers, 1 nos of sand buckets, 1 nos of water bucket etc are in place. Once the welding is completed, the site to be re-inspected for any welding spark.

5.                                       No gas of any kind to be used for welding purposes. Only arc/electrical welding to be used.

6.                                      Zonal fire detection panels are provided on all floors.  THE LESSEE to ensure that at any point of time there would be some smoke detectors spread over the Said Premises operational and connected to the Zonal panel.

7.                                       During interior works, THE LESSEE to ensure proper signages and fire escape routes are prominently displayed inside their premises.

8.                                       Security Guards professionally trained in fire fighting systems to be deployed on each floor during all shifts round the clock.  They should be capable of handling the fire-fighting equipments provided on the floors such as fire hydrants etc.

9.                                       The entire building is a no smoking zone.  THE LESSEE to ensure that even during interior works no person smokes inside the building. Match Boxes & Cigarette Lighters are not allowed at site in the building.

10.                                 No items of any nature to be stored in Electrical Control / Panel Room. A stray electrical spark may result in such items catching fire; moreover, presence of such items may impede access to Control Panel in times of emergency.

11.                                 Use/storage of cooking gas / cooking gas cylinders in the Demised Premises is not allowed.

12.                                 THE LESSEE’s Security Personnel except during the interior fit-out period should not remain inside the offices after they have been closed for the day. Unauthorised smoking by such staff can also contribute to major fire.  After closing hours, your Security/Guard be stationed outside the office (and not within), and the interiors of the offices can be monitored by then over closed circuit video cameras.

However, only the security guards professionally trained in fire fighting systems may remain inside the offices after they have been closed for the day. They should be capable of handling the fire-fighting equipments provided on the floors such as fire hydrants etc.

(II)                           ELECTRICAL & MECHANICAL

13.                                 For the operational usage THE LESSOR has provided the electrical tap-off in electrical room alongwith  sub-meters installed for supply of power from grid/supplying agency and back-up power.  THE LESSEE to tap-off electricity through proper distribution panel / board properly earthed.  The distribution of electricity inside the premises during the interior works shall be responsibility of THE LESSEE.

14.                                 All electrical installation shall be carried by authorised licensed contractor and client shall submit installation test certificate issued by same contractor and certificate of verification of these installation by a reputed electrical consultant.

15.                                 During interior works Electrical supply for fitout to be given through portable DG/Building DG (if installed). In case power for fitouts is provided through temporary portable DG installed outside, THE LESSEE  will have to take the tapping though a cable of suitable rating from outside the building. Lessee to take the electricity in a proper panel/fitted with MCB & ELCB with proper earthing. Cable of proper rating to be used as per load. No loose connection & joints in wires will be allowed. During interior works while using drilling/hammering machine or any other electrical equipment, THE LESSEE shall ensure that proper 3 pin plugs are used. No over loading of socket will be allowed.

16.                                 All outgoing feeders single phase & 3 phase in Panels & DBs outlets shall be suitable of individual equipment rating and out going feeders must have a protection arrangement so that it should trip in the event of overload, short circuit & earth fault.

17.                                 All material to be used should be of IS Standard & from reputed manufacturer.  No sub standard material to be used.

18.                                 No aluminum cable to be used.  Only copper cables of ISI make to be used.

19.                                 Under no circumstances during interiors / operations should the safety system in the circuit / MCB / ELCB be bypassed.  THE LESSOR to ensure that this is adhered to under all circumstances.

20.                                 Only CFL & tubes with electronic chokes or LED to be used.  No Aluminum / Copper chokes to be used.

21.                                 Compressors of Split AC/ Precision AC shall be serviced regularly to avoid overheating / jamming of compressor / fan motor.  Stabilizer sockets to be checked regularly for heating.

22.                                 Supply from one socket to be used for one source only and 3 wire cable to be used rather than 3 different cables.  No overloading of sockets.

23.                                 Balancing of load should be proper in all 3 phases.

24.                                 Coffee machine / water cooler/ oven and any other Electrical appliances should be properly earthed and to be used with a proper rating of cable through ELCB.

25.                                 For power output 15 amp plug; for lighting 5 amp plug and for AC industrial sockets to be used.

26.                                 Small step down transformer on false ceiling for lighting to be properly secured.

27.                                No PVC pipes to be used for Electrical wiring, only MS pipes to be used.

28.                                 Electrical panel wiring to be properly dressed and the gap between the phases to be proper.

29.                                 CT provided in the electrical panel should be of proper size and should have a proper gap between the space and CT to be checked for any heating/ cracking.

30.                                 One circuit should not have more than eight light point or two power points.

31.                                 For neon signages, transformer should be placed outside safe place or LED signages to be used.

32.                                 THE LESSEE to ensure that the electro-mechanical systems installed in the Said Premises is properly maintained during their interior works and at the time of operations.  THE LESSEE to also ensure that no fire spreads from the premises.

33.                                 THE LESSEE to have the audit of their entire Electrical systems done on a quarterly basis by a reputed Electrical consultant and provide a certificate certifying that all THE LESSEE’s installations including insulation resistance are in good and safe working condition and does not have any possibility of short circuit and becoming a fire source. To be submitted to the facility manager on quarterly basis.

34.                                 THE LESSEE to have the audit of their entire HVAC systems done on a quarterly basis by a reputed HVAC consultant and provide a certificate certifying that all THE LESSEE’s installations are in good and safe working condition and does not have any possibility of short circuit and becoming a fire source. To be submitted to the facility manager on quarterly basis.

(III)                            DRAWINGS & SPECIFICATIONS

35.                                 THE LESSEE shall ensure that the fitout works is done as per the drawings approved by THE LESSOR’s architect. No deviation will be allowed.

36.                                 THE LESSEE to use fire retardant material in the design of their interior works.

37.                                 While designing of interior works, it should be kept in mind that the access to the fire hydrants is not restricted in any way.

38.                                 For flushing of water closets only cisterns/concealed cisterns are to be used. No flushing valves to be installed.

39.                                 THE LESSEE to install automatic gas flooding Fire Extinguishing System, FM 200 or equivalent, in case THE LESSEE wants to remove the sprinkler system in the Server Room.  The FM 200 will not be kept on manual mode under any circumstances.

(IV)                            WORK PROCEDURE

40.                                 THE LESSEE shall ensure that no structural damage takes place.

41.                                 Every day, on completion of work, THE LESSEE shall ensure that the site is cleaned all combustible & non-combustible scrap including any wood/paper/lose paint /any other material/scrap is remove from the premises.

42.                                 THE LESSEE shall ensure that the malba/scrap is disposed out of project once in every three day.

43.                                 THE LESSEE shall ensure that the stair cases are not blocked with interior fitout material.

44.                                 No material shall be stocked in the lift lobby area.

45.                                 THE LESSEE shall not store paint and other combustible material at Demised Premises. The material may be brought onto the floor for interior finishing as and when it is required.

46.                                 No storage of any material / records in basement is allowed as it obstructs free movement. However, for a limited period of 10 days during interior works THE LESSEE with the permission of the facility manager can use this earmarked car/two wheeler parking space as temporary storage for fixture/furniture which is in the process of being installed. The same must be barricaded by THE LESSEE and THE LESSEE must depute a security guard for the same. THE LESSEE must install a Fire Fighting system such as extinguishers, sand buckets & water buckets to the satisfaction of the facility manager for this temporary storage area. This furniture/fixture will be allowed to be brought only 7 days in advance of installation. The storage area must be cleared by THE LESSEE immediately after shifting the material in their premises.  In case the interiors are getting delayed beyond the targeted date, THE LESSEE will clear the temporary store immediately and shift all material in their premises. When the material is shifted on the floor the packing / covering to be removed the same day and all packing / covering material to be shifted out of the premises and the building on the same day.

47.                                 During normal office hours, no noisy interior works such as drilling, hammering, cutting, chisilling etc is to be carried out by THE LESSEE. The same can be done after normal office hours. However, works other than the above can be carried on which cause no disturbance to the occupied floors.

(V)                                OTHER REQUIREMENTS

48.                                 No Parking of CNG / LPG powered cars in basements as the chances of occurrence of fire / explosion in such vehicles are very high.

However, Original Manufacturer company-fitted CNG / LPG vehicles will be allowed in car parking spaces designated by THE LESSOR.

49.                                 Working Norms for Interior Works

In New Building where no client is operational the interior works can be done on 24 hrs. basis.

In a multi-tenanted building as soon as any client completes their interior works and becomes operational; no noisy works to be done during office hours.

Noisy works such as drilling, hammering, cutting, chiseling etc. to be carrying out by THE LESSEE after normal office hours.

50. That before any machinery, equipment, safe or furniture, etc. is moved into or out of the Demised Premises, due approval in writing must be taken by THE LESSEE from the Building Manager or other authorized personnel appointed by THE LESSOR, in the absence of which the movement thereof will not be permitted by THE LESSOR, provided, however, such movement will be allowed during normal business hours only.

51. Lifts/ elevators/ escalators of reputed makes have been provided in the said Building/ Building Complex.

THE LESSEE should educate its employees, visitors and customers with regard to the DO’s and DONT’s of the safe usage of these items. These are self operating lifts/ elevators/ escalators. Do’s and Don’ts as recommended by the suppliers are as displayed therein.

The maintenance of these items is done by giving AMC’s to suppliers/ third parties.

In the event of any mishap occurring, THE LESSOR or its employees shall not be held responsible for any consequences arising from usage of these items.

B.                                    The following fire-detection and alarm system are provided as per NBC norms inside the premises:

Fire Detection & Alarm System:

•                  Main control / Alarm panel located in security room connected with the floor-wise zonal panel located near the staircase.

•                  The Smoke / Heat Detectors installed by the floor occupant are connected to the zonal panels located on the floors.

•                  The main panel has inbuilt zone-wise fire detector and automatic alarm on all floors, through an amplifier.

•                  All AHUs and other ventilation / pressurization systems are operationally hooked-up with fire alarm / detection system.

Fire Fighting System

The following fire fighting systems are provided along with:

•                  Fire Pumps (Hydrants & sprinkler)

•                  Jockey pumps

ANNEXURE XI (a)

Charges for Usage of Power in the Demised Premises

(a)          Usage of power during interior fitouts:

i.	To the extent grid power is available and used — To be charged as per applicable grid rates
ii.	For supply of power from back up sources — To be charged at Cost + 20%
iii.	When power taken from Utilities company is used — To be charged at Cost + 20%

(b)          Usage of power during lease tenure

i.	If grid power is available and used — To be charged as per applicable grid rates
ii.	For supply of power from back up sources — To be charged at Cost + 20%
iii.	When power taken from Utilities company is used — To be charged at Cost + 20%

For power used for common areas from any source, along with other expenditure like security, housekeeping etc, the total cost of above is charged in the overall maintenance charges at Cost + 20%.

ANNEXURE XI (b)

MAINTENANCE CHARGES

The maintenance charges for Demised Premises shall be calculated at actual cost + 20% payable from the Lease Commencement Date/Date of Occupation, whichever is earlier.

The estimated maintenance charges as on 1.4.2008 subject to increase in prices of diesel, gas and petroleum products, electricity rates, taxes, wages and salaries during the lease tenure/ renewed lease tenure are as below:

For normal office hours (8 am to 8 pm on Weekdays and 8 am to 2 pm on Saturdays except Sundays, Public and National Holidays): Rs 11.50 per sq.ft. per month

For 24*7 operations (except Public and National Holidays) is Rs 23/- per sq. ft. per month

For working beyond normal office hours (provided it is a full floor): Rs 0.15/- per sq. ft. per hour on the super built up area of the full floor even if the area of Demised Premises is less than the full floor area or per hour for the Demised Premises to be intimated by the Building Manager when required.

Note:                   In the event the building is already operational and THE LESSEE is carrying out the fit out works but does not utilize the central air conditioning for the Demised Premises during the fitout period; maintenance will be charged at 50% of the normal maintenance charges.

ANNEXURE XII

(Applicable in case THE LESSEE merges or amalgamates after the Lease Deed is signed) To be given by transferee company

UNDERTAKING

TO,

DLF

Ref : Lease Deed dated -

I,                                         , the authorized representative, vide Board resolution/Power of attorney dated                      (Copy enclosed),                             , do hereby declare that

1.               We are fully aware with the Lease Deed dated                           executed between M/s DLF                                     and M/s.                                     contents thereof.

2.               We are fully aware with the terms and conditions of the abovementioned Lease Deed. We are aware that as per the terms and conditions of the aforementioned Lease Deed, in case of merger/consolidation or amalgamation of the Lessee with any other entity, a fresh Lease Deed shall be executed between the Lessor and the other entity as provided in clause     - of the Annexure I of the abovesaid Lease Deed subject to the new entity obtaining prior SEZ approval.

3.               We undertake that as per the provisions of the Lease Deed we shall execute a fresh lease deed on same terms and conditions within 30 days of passing of the order by the Court approving the scheme of merger.

4.               We are aware that we will step into the shoes of                                          and that our liability to make payments of rental and other charges as per the Lease Deed shall commence from the date of passing of the final order approving the merger. Till then the payments of rent and other charges payable under the Lease Deed shall be borne and paid regularly by M/s.                                    .

5.               We unequivocally agree, confirm and acknowledge to the Lessor that we shall be responsible for enforcement/compliance of all the terms and conditions of the Lease Deed and that we bind ourselves with the terms and conditions of the aforementioned Lease Deed and we shall also be liable for breach/non-compliance of the terms and conditions as per the Lease Deed dated                          .

(Authorised Signatory)

Confirmed by:

(                                  )

THE LESSEE

ANNEXURE — XIII

ELECTRONIC CLEARING SYSTEM ACTIVATION FORM

Fields in red are mandatory for activating ECS (NEFT / IFSC) mode of payment

1	Name of the Vendor :	DLF Assests Private Limited
2	Contact person :	R. Ramgopal
3	Designation :	Senior Manager — Accounts
4	Address :	Upper Basement, Block 1B, DLF IT Park @ Chennai, 1/124 Shivaji Gardens, Moonlight Stop, Nandambakkam Post, Manapakkam, Mount Poonamallee Road, Chennai 600 089
5	Mobile No :	+91 9962003099
6	Contact No :	+91 — 44 — 45497601
7	Email ID :	ramgopal-r@dlf.in
8	Fax :	+91- 44 - 42669802
9	Bank Name :	CITI BANK
10	Bank Address :	CONNAUGHT PLACE, NEW DELHI
11	Account No. :	0011812228
12	Permanent Account Number	AACCD4923A
13	Tax Account Number	DELD09632A
13	NEFT Code :	-
14	RTGS Code :	IFSC: CITI0000002
15	Swift Code * :	CITIINBX

Note:

•                  THE LESSEE to check with concerned bank for NEFT / RTGS / SWIFT Codes.

•                  Swift Code is required in case THE LESSEE has an account with HSBC bank.

•                  Bill-wise details against NEFT payments by mail.